Exhibit 99.4

EXECUTION COPY

CONTINUING COVENANT AGREEMENT

between

NEW JERSEY NATURAL GAS COMPANY

and

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

Relating to

New Jersey Economic Development Authority

$9,545,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011A (Non-AMT)

(New Jersey Natural Gas Company Project)

New Jersey Economic Development Authority

$41,000,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011B (AMT)

(New Jersey Natural Gas Company Project)

New Jersey Economic Development Authority

$46,500,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011C (AMT)

(New Jersey Natural Gas Company Project)

Dated as of September 24, 2014

(continued)

(continued)

(continued)

EXHIBIT A - FORM OF COMPLIANCE CERTIFICATE

EXHIBIT B - FORM OF REQUEST FOR CONVERSION OF BANK INDEX RATE PERIOD

EXHIBIT C - PERMITTED LIENS

EXHIBIT D - EXISTING INDEBTEDNESS

EXHIBIT E - CONSENTS AND APPROVALS

EXHIBIT F - SUBSIDIARIES

EXHIBIT G - HEDGING CONTRACT POLICIES

EXHIBIT H - PERMITTED RELATED BUSINESS OPPORTUNITIES

CONTINUING COVENANT AGREEMENT

THIS CONTINUING COVENANT AGREEMENT is dated as of September 24, 2014, by and between NEW JERSEY NATURAL GAS COMPANY and WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC. All capitalized terms used herein and not otherwise defined shall have the meanings assigned in Section 1.01 or as otherwise provided in Section 1.02.

W I T N E S S E T H :

WHEREAS, at the request of the Borrower, the Issuer has issued its Bonds pursuant to the terms of the Original Indenture;

WHEREAS, contemporaneously with the execution and delivery of the Original Indenture, the Issuer and the Borrower entered into the Loan Agreement pursuant to which the Issuer loaned the Bond Proceeds to the Borrower;

WHEREAS, the Borrower has requested that the Issuer amend and restate the Original Indenture to provide that the Bonds may bear interest at a Bank Index Rate;

WHEREAS, the Purchaser has agreed to purchase the Bonds, and as a condition to such purchase, the Purchaser has required the Borrower to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter contained, and to induce the Purchaser to purchase the Bonds, the Purchaser and the Borrower agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. In addition to terms defined at other places in this Agreement, the following defined terms are used throughout this Agreement with the following meanings:

“Accountant” means an independent certified public accountant or a firm of independent certified public accountants, selected by the Borrower and reasonably satisfactory to the Purchaser.

“Acquired Person” means a Person or business acquired by the Borrower or any Subsidiary of the Borrower in a transaction which is a Permitted Acquisition.

“Acquisition Compliance Certificate” has the meaning assigned to that term in Section 7.23.

“Affiliate” means, with respect to any Person, any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (c) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” means this Continuing Covenant Agreement.

“Applicable Law” means (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of all Governmental Authorities, (ii) Governmental Approvals and (iii) orders, decisions, judgments, writs, injunctions and decrees of all courts (whether at law or in equity) and arbitrators.

“Applicable Spread” shall have the meaning assigned to such term in the Indenture.

“Bank Index Rate Period” shall have the meaning assigned to such term in the Indenture.

“Bank Purchase Date” shall have the meaning assigned to such term in the Indenture.

“Bank Transferee” shall have the meaning assigned to such term in Section 11.08(c).

“Bankruptcy Code” shall have the meaning assigned to such term in the Indenture.

“Base Rate” means, for any date of determination, a fluctuating rate of interest per annum equal to the highest of (a) the Fed Funds Rate plus 2.00%, (b) the Prime Rate plus 1.00%, or (c) 7.00%.

“Benefit Arrangement” means an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan, a Multiple Employer Plan, nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Bond Documents” means, collectively, the Indenture, the Bonds, the Loan Agreement, the Tax Certificate, the Security Documents and shall also include any other agreement or instrument relating to the issuance of the Bonds.

“Bond Interest is Taxable” means that interest paid or to be paid on a Bond is or will be includable for federal income tax purposes in the gross income of the Purchaser or any other Owner thereof (other than in the case of an Owner of any Bond who is a substantial user of the project financed with the proceeds of such Bond or a related person within the meaning of Section 147(a) of the Code or Section 103(b)(13) of the Internal Revenue Code of 1954), but excluding the inclusion of interest on such Bond as an item of tax preference for purposes of the calculation of an alternative minimum tax imposed on the Purchaser or such other Owner.

“Bond Proceeds” means the principal of the Bonds and any investment earnings thereon.

“Bonds” means, collectively, the Series 2011A Bonds, the Series 2011B Bonds and the Series 2011C Bonds.

“Borrower” means New Jersey Natural Gas Company, a corporation duly organized and validly existing under the laws of the State of New Jersey, and its successors and assigns permitted hereunder.

“Breakage Expenses” shall have the meaning assigned to such term in Section 3.12.

“Business Day” shall have the meaning assigned to such term in the Indenture.

“Calculation Agent” shall have the meaning assigned to such term in the Indenture.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, including, without limitation Risk-Based Capital Guidelines, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, ruling, guideline, regulation or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, rulings, guidelines, regulations or directives thereunder or issued in connection therewith and (ii) all requests, rules, rulings, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to the Basel III (or a successor Basel Accord), shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means September 24, 2014, subject to the satisfaction of the conditions precedent set forth in Article IV.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations (including temporary and proposed regulations) from time to time promulgated thereunder, or any successor statute thereto.

“Consolidated Shareholders’ Equity” means as of any date of determination the sum of the amounts under the headings, as applicable, “Common Stock Equity” and “Preferred Shareholders’ Equity” on the balance sheet, prepared in accordance with GAAP, for the Borrower and its Subsidiaries on a consolidated basis as of such date of determination.

“Consolidated Total Capitalization” means as of any date of determination the sum of (a) Consolidated Total Indebtedness, plus (b) Consolidated Shareholders’ Equity.

“Consolidated Total Indebtedness” means as of any date of determination total Debt, without duplication, of the Borrower and its Subsidiaries.

“Contamination” means the presence or release or threat of release of Regulated Substances in, on, under or migrating or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

“Contract” means any indenture, agreement (other than this Agreement), other contractual restriction, lease, instrument, guaranty, certificate of incorporation, charter or by law.

“Conversion Date” shall have the meaning assigned to such term in the Indenture.

“Covered Entity” means (a) the Borrower, each of Borrower’s Subsidiaries (if any), and any guarantors and pledgors of collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CUSIP Number” means, collectively, the Series 2011A CUSIP Number, the Series 2011B CUSIP Number and the Series 2011C CUSIP Number.

“Debt” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency exchange rate management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (e) without duplication, any Hedging Transaction, to the extent that any indebtedness, obligations or liabilities of such Person in respect thereof constitutes “indebtedness” as determined in accordance with GAAP, (f) any Guaranty of any Hedging Transaction described in the immediately preceding clause (e), (g) any Guaranty of Debt, (h) any Hybrid Security described in clause (a) of the definition of Hybrid Security, or (i) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (b) of the definition of Hybrid Security.

“Default” means the occurrence of any event or the existence of any condition which constitutes an Event of Default or the occurrence of any event or the existence of any condition which with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, for any date of determination, a fluctuating rate of interest per annum equal to the Base Rate plus 3.00%.

“Determination of Taxability” means any final determination, decision, decree or advisement by the Commissioner of Internal Revenue, or any District Director of Internal Revenue or any court of competent jurisdiction to the effect that Bond Interest is Taxable, provided that such determination, decision, decree or advisement shall not be considered final for purposes of this definition until the conclusion of any consent, review or appeal thereof, if sought by the Borrower as provided in Section 3.03. A Determination of Taxability also shall be deemed to have occurred on the first to occur of the following:

(i) the date when the Borrower files any statement, supplemental statement, or other tax schedule, return or document, which discloses that Bond Interest is Taxable; or

(ii) the effective date of any federal legislation enacted or federal rule or regulation promulgated after the date of the Indenture which has the effect that Bond Interest is Taxable.

“EMMA” means the Municipal Securities Rulemaking Board’s Electronic Municipal Access System or any service or services established by the Municipal Securities Rulemaking Board (or any of its successors) as a successor to the Electronic Municipal Access System.

“Environmental Law(s)” all federal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., each as amended, and any regulations promulgated or any equivalent state or local Law, and any amendments thereto) and any final, non-appealable consent decrees, consent orders, consent agreements, settlement agreements, judgments or orders, or binding directives, policies or programs, issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to Regulated Substances; (c) protection of the environment and/or natural resources; (d) protection of employee safety in the workplace and protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour Laws); (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (f) the presence of Contamination; (g) the protection of endangered or threatened species; and (h) the protection of Environmentally Sensitive Areas.

“Environmental Permits” means all permits, licenses, bonds or other forms of financial assurances, waivers, exemptions, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (a) to own, occupy or maintain the Property; (b) for the operations and business activities of the Borrower and any of its Subsidiaries; or (c) for the performance of a Remedial Action.

“Environmentally Sensitive Area” means (a) any wetland as defined by applicable Environmental Laws; (b) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (c) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (d) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (e) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default,” in relation to this Agreement, shall have the meaning assigned to such term in Section 8.01, and in relation to any Related Document, shall have the meaning set forth therein.

“Event of Insolvency” means, with respect to any Person, the occurrence of one or more of the following events:

(a) the issuance, under the laws of any state or under the laws of the United States of America, of an order of rehabilitation, liquidation or dissolution of such Person;

(b) the commencement by or against such Person of a case or other proceeding seeking liquidation, reorganization or other relief with respect to such Person or its debts under any bankruptcy, insolvency or other similar state or federal law now or hereafter in effect, including, without limitation, the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Person or any substantial part of its Property or there shall be appointed or designated with respect to it, an entity such as an organization, board, commission, authority, agency or body to monitor, review, oversee, recommend or declare a financial emergency or similar state of financial distress with respect to it or there shall be declared or introduced or proposed for consideration by it or by any legislative or regulatory body with competent jurisdiction over it, the existence of a state of financial emergency or similar state of financial distress in respect of it, and, in the instance of a case or proceeding against such Person only, such case or proceeding (i) is not dismissed within 60 days after the filing thereof or (ii) results in an order for such relief;

(c) the making of an assignment for the benefit of creditors by such Person;

(d) the declaration of a moratorium with respect to the payment of the debts of such Person;

(e) such Person shall admit in writing its inability to pay its debts when due;

(f) such Person is “insolvent” as defined in Section 101(32) of the Bankruptcy Code; or

(g) the initiation of any action in furtherance of or to authorize any of the foregoing by or on behalf of such Person.

“Excess Bond Interest Amount” shall have the meaning assigned to such term in Section 3.11(b).

“Excluded Taxes” means, with respect to the Purchaser or any Owner, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Purchaser or such Owner is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Exposure” means, for any date of determination, with respect to a Person and any Hedge Agreement, the amount of any Settlement Amount that would be payable by such Person if such Hedge Agreement were terminated as of such date. Exposure shall be determined in accordance with the methodology for calculating amounts due upon early termination as set forth in the related Hedge Agreement and the notional principal amount, term and other relevant provisions thereof.

“Facilities” means, collectively, (a) the Project and (b) all materials, supplies, equipment, apparatus and other items of personal property owned by the Borrower and attached to, installed in or used in connection with the Project, including, without limitation, water, gas, electrical, storm and sanitary sewer facilities and all other utilities whether or not situated in easements.

“Fed Funds Rate” means, for any date of determination, a fluctuating rate of interest per annum equal to the weighted average (rounded to the next higher 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded to the next higher 1/100 of 1%) of the quotations for such day on such transactions received by Wells Fargo Bank, National Association from three federal funds brokers of recognized standing selected by Wells Fargo Bank, National Association. Each determination of the Fed Funds Rate by Wells Fargo Bank, National Association shall be conclusive and binding on the Borrower.

“First Mortgage Bonds” means the Borrower’s (i) $9,545,000 First Mortgage Bonds, Series MM due 2027 (the “Series MM First Mortgage Bonds”), (ii) $41,000,000 First Mortgage Bonds, Series NN due 2035 (the “Series NN First Mortgage Bonds”), and (iii) $46,500,000 First Mortgage Bonds, Series OO due 2041 (the “Series OO First Mortgage Bonds”).

“First Mortgage Indenture” means that certain Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement dated as of September 1, 2014 from the Borrower to U.S. Bank National Association, as Trustee, as hereafter amended, modified and supplemented from time to time (including without limitation by the joinder of Subsidiaries thereto).

“Fiscal Year” means the period of twelve (12) consecutive calendar months for which financial statements of the respective entity have been examined by its Accountants; currently for the Borrower, a year ending on September 30th.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Body” means, with respect to the Borrower, its Board of Directors.

“Governmental Approvals” means an authorization, consent, approval, permit, license, certificate of occupancy or an exemption of, a registration or filing with, or a report to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof or any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, central bank, service, district or other instrumentality of any governmental entity or other entity exercising executive, legislative, judicial, taxing, regulatory, fiscal, monetary or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator, mediator or other Person with authority to bind a party at law.

“Guarantor” shall mean each Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 7.25.

“Guaranty” of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Obligations” means, with respect to any Person, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person (the “obligee”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guaranty Obligations” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials, contaminants, chemicals, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedging Contract Policies” means the written internal policies and procedures of the Borrower with respect to hedging or trading of gas contracts or other commodity, hedging contracts of any kind, or any derivatives or other similar financial instruments, as in effect on the date of this Agreement and as hereafter amended in accordance with Section 5.28, a copy of which has been delivered to the Purchaser.

“Hedging Transaction” means any transaction entered into by the Borrower or any of its Subsidiaries in accordance with the Hedging Contract Policies.

“Hybrid Security” means any of the following: (a) beneficial interests issued by a trust which constitutes a Subsidiary of the Borrower, substantially all of the assets of which trust are unsecured Debt of the Borrower or any Subsidiary of the Borrower or proceeds thereof, and all payments of which Debt are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust, or (b) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

“Inactive Subsidiary” means, at any time, any Subsidiary of any Person, which Subsidiary (a) does not conduct any business or have operations, and (b) does not have total assets with a net book value, as of any date of determination, in excess of $100,000.00.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means the Amended and Restated Indenture dated as of September 1, 2014, between the Issuer and the Trustee.

“Initial Bank Purchase Date” means September 24, 2019.

“Initial Period” means the initial Bank Index Rate Period commencing on the Closing Date and ending on the first to occur of (i) the Initial Bank Purchase Date and (ii) the Conversion Date next succeeding the Closing Date (provided that the Purchaser shall have consented thereto in writing).

“Initial Purchase Price” shall have the meaning assigned to such term in Section 2.01(a).

“Interest Payment Date” shall have the meaning assigned to such term in the Indenture.

“Interest Rate Determination Method” means any of the methods of determining the interest rate on the Bonds described in Section 2.3(B) of the Indenture.

“Investment Policy” means the investment policy of the Borrower delivered to the Purchaser pursuant to Section 4.01(a).

“Investor Letter” shall have the meaning assigned to such term in Section 11.08(d).

“Issuer” means the New Jersey Economic Development Authority, and its successors and assigns permitted under the Indenture.

“Law” means any treaty or any federal, regional, state and local law, statute, rule, ordinance, regulation, code, license, authorization, decision, injunction, interpretation, order or decree of any court or other Governmental Authority.

“LIBOR Index Rate” shall have the meaning assigned to such term in the Indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, assignment, deposit arrangement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital or finance lease or other title retention agreement relating to such asset and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Agreement” means the Loan Agreement dated as of August 1, 2011, between the Issuer and the Borrower.

“Majority Bondholder” means the Owners owning a majority of the aggregate principal amount of Bonds from time to time Outstanding. As of the Closing Date, Wells Fargo Municipal Capital Strategies, LLC shall be the Majority Bondholder.

“Mandatory Purchase Date” means (a) a Conversion Date, (b) each Bank Purchase Date, and (c) the fourth Business Day after receipt by the Trustee of a written notice from the Purchaser that an Event of Default under this Agreement has occurred and is continuing.

“Margin Stock” shall have the meaning assigned to such term in Regulation U promulgated by the Board of Directors of the Federal Reserve System, as now and hereafter from time to time in effect.

“Material Adverse Change” means any set of circumstances or events which has resulted, or reasonably could be expected to result, in a material and adverse change in the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole since the last day of the period reported in the audited annual financial statements of the Borrower dated as of September 30, 2013, or which has or could reasonably be expected to materially and adversely effects (a) the enforceability of this Agreement or any Related Document, (b) the ability of the Borrower to perform its obligations hereunder or thereunder or (c) the rights of or benefits or remedies available to the Purchaser under this Agreement or the Related Documents.

“Material Adverse Effect” means any set of circumstances of events (a) with respect to the Borrower or the Borrower and its Subsidiaries taken as a whole, which have or could reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole or (b) with respect to this Agreement or any Related Document, a material adverse effect upon (i) the enforceability of this Agreement or any Related Document, (ii) the ability of the Borrower to perform its obligations under this Agreement or any Related Document or (iii) the rights of or benefits or remedies available to the Purchaser under this Agreement or any Related Document.

“Material Debt” means (a) any Debt owed to the Purchaser or any Affiliate of the Purchaser; (b) the Bonds; (c) any Debt payable from or secured under the First Mortgage Indenture which as to priority of payment is on a parity with or senior to the Bonds; and (d) any other Debt which has a principal amount outstanding of not less than $30,000,000 (measured in the case of any Hedge Agreement, by a Person’s Exposure thereunder).

“Material Litigation” shall have the meaning assigned to such term in Section 5.09.

“Maximum Interest Rate” means the lesser of (i) the Maximum Rate and (ii) the maximum, non-usurious, lawful rate of interest that may be contracted for, charged or received in connection with the relevant obligation under Applicable Law without regard to any filing made by a lender with respect to notice of rates in excess of any statutory or regulatory threshold interest rate.

“Maximum Rate” means 12% per annum.

“Mortgage Trustee” means U.S. Bank National Association, as trustee under the First Mortgage Indenture.

“Multiemployer Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, solely for the purposes of Section 5.17, within the preceding five Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (at least one of which is the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Non-Bank Transferee” shall have the meaning assigned to such term in Section 11.08(d).

“Obligor Rating” means the debt rating assigned by any Rating Agency to any long-term Debt of the Borrower which (a) is secured under the First Mortgage Indenture, (b) as to priority of payment is on a parity with or senior to the Bonds and (c) is not guaranteed by any other Person or subject to any third-party credit enhancement.

“Off-Balance Sheet Liabilities” means any liability or obligation, absolute, contingent or otherwise, incurred under an “off-balance sheet arrangement” as defined in the Final Rule: Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities And Exchange Commission 17 CFR Parts 228, 229 and 249, as such rule may be amended or supplemented from time to time.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Original Indenture” means the Indenture dated as of August 1, 2011, between the Issuer and the Trustee.

“Other Taxes” shall have the meaning assigned to such term in Section 3.07(a).

“Outstanding” shall have the meaning assigned to such term in the Indenture.

“Owner” shall have the meaning assigned to such term in the Indenture.

“Parent” means New Jersey Resources Corporation, a corporation organized and existing under the laws of the State of New Jersey, of which the Borrower is a wholly owned Subsidiary.

“Participant(s)” means any bank(s) or other financial institution(s) which may purchase a participation interest from the Purchaser in this Agreement and certain of the Related Documents pursuant to a participation agreement between the Purchaser and the Participant(s).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001).

“Paying Agent” shall have the meaning assigned to such term in the Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” has the meaning assigned to such term in Section 7.23.

“Permitted Liens” means Liens in favor of the Purchaser or the Trustee and any of the following Liens securing any Debt of the Borrower or its Subsidiaries on their Property, whether now owned or hereafter acquired:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books, and which could not be reasonably expected to result in a Material Adverse Change;

(b) Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs or retirement benefits legislation;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or in either case are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books and which could not be reasonably expected to result in a Material Adverse Change;

(d) Any Lien arising out of judgments or awards but only to the extent that the creation of any such Lien shall not be an event or condition which, with or without notice or lapse of time or both, would cause Borrower to be in violation of Section 8.01(i);

(e) Security interests in favor of lessors of personal property, which property is the subject of a true lease;

(f) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(g) Encumbrances consisting of zoning restrictions, easements, rights-of-way or other restrictions on the use of real property and minor defects to title to real property, none of which materially impairs the use of such property or the value thereof;

(h) Liens on property leased by the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or such Subsidiary to the lessor under such leases, so long as to the extent the payments or other amounts due and owing under any such lease constitute Debt, such Debt is either Debt under the Permitted Sale and Leaseback Program or is otherwise permitted under Section 7.13(c);

(i) Liens on assets of the Borrower or any Subsidiary under the First Mortgage Indenture described in Part A of Exhibit C, which Liens presently secure Debt permitted under Section 7.13(b) and described on Exhibit D;

(j) Purchase Money Security Interests encumbering only the assets so purchased and the proceeds thereof, and securing only Debt incurred to acquire such assets to the extent such Debt is permitted under Section 7.13(c);

(k) Liens on any property or asset of an Acquired Person so long as: (i) such Liens secure Debt of the Acquired Person and such Debt and such Liens on property or assets of the Acquired Person existed prior to the consummation of the Permitted Acquisition and were not created in contemplation of or in connection with such acquisition, (ii) such Liens apply solely to the assets of the Acquired Person and do not apply to any asset of the Borrower or any Subsidiary of the Borrower, and (iii) such Debt is permitted under Section 7.13(c);

(l) Liens (other than those described in clause (i) above) described in Part B of Exhibit C;

(m) Liens in the form of pledges by the Borrower of the first mortgage bonds issued under the First Mortgage Indenture which secure net principal Debt permitted under Section 7.13(b) and described on Exhibit D;

(n) Liens on assets of the Borrower or any Subsidiary granted after the Closing Date, which Liens secure additional Debt (including, without limitation, Debt incurred or to be incurred under the First Mortgage Indenture) permitted under Section 7.13(c); and

(o) Liens in the form of pledges by the Borrower or any Subsidiary of the first mortgage bonds issued under the First Mortgage Indenture, which Liens secure Debt permitted under Section 7.13(c).

“Permitted Related Business Opportunity” means any transaction with another Person (other than any Inactive Subsidiary of Parent) involving business activities or assets reasonably related or complementary to the business of the Borrower and its Subsidiaries as conducted on the Closing Date or as may be conducted pursuant to Section 7.04, including, without limitation, the management and marketing of storage, capacity and transportation of gas and other forms of energy, the generation, transmission or storage of gas and other forms of energy, the access to gas and energy transmission lines, distribution and delivery of gas and other forms of energy, and business initiatives for the conservation and efficiency of gas and energy.

“Permitted Sale and Leaseback Program” means the sale and leaseback of gas meters by the Borrower, consistent with its existing sale and leaseback program, in an aggregate amount in each fiscal year not to exceed $12,000,000.00.

“Person” means an individual, a corporation, a partnership, an association, a joint venture, a trust, a business trust, a limited liability company or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” within the meaning of Section (3)(2) of ERISA (not including a Multiple Employer Plan or a Multiemployer Plan), which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) solely for purposes of Section 5.17, has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Prime Rate” means, for any date of determination, the rate of interest per annum most recently established by Wells Fargo Bank, National Association in its sole discretion as its “prime rate.” The parties hereto acknowledge that the rate announced by Wells Fargo Bank, National Association as its prime rate is an index or base rate and shall not necessarily be publically announced or be its lowest or best rate charged to its customers or other banks. If at any time (a) Wells Fargo Bank, National Association ceases to exist or (b) Wells Fargo Bank, National Association ceases to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported). Each change in the Prime Rate shall be effective without notice as of the opening of business on the day such change in the prime rate occurs.

“Principal Payment Date” shall have the meaning assigned to such term in the Indenture.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Project” shall have the meaning assigned to such term in the Loan Agreement.

“Property” means, when used in connection with any Person, any and all rights, title and interests of such Person in and to any and all property (including cash) whether real, personal or mixed, or tangible or intangible, and wherever situated.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to the Borrower or any Subsidiary of the Borrower or deferred payments by the Borrower or such Subsidiary for the purchase of such tangible personal property.

“Purchase Price” means, as of any date of determination, one hundred percent (100%) of the principal amount of all Bonds which are Outstanding, plus accrued and unpaid interest thereon to the date of purchase.

“Purchaser” means, initially, Wells Fargo Municipal Capital Strategies, LLC, a limited liability company organized and existing under the laws of Delaware, and its successors and assigns, and upon the receipt from time to time by the Trustee and the Borrower of a notice described in Section 11.08(b) means the Person designated in such notice as the Purchaser, as more fully provided in Section 11.08(b).

“Qualified Institutional Buyer” shall have the meaning assigned to such term in Rule 144A promulgated under the Securities Act.

“Rating Agency” shall have the meaning assigned to such term in the Indenture.

“Rating Documentation” shall have the meaning assigned to such term in Section 4.01(h).

“Regulated Substances” means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance”, or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.

“Related Documents” means, collectively, the Bond Documents, and any exhibits, schedules, instruments or agreements relating thereto.

“Remedial Action” means any investigation, identification, characterization, delineation, cleanup, removal, remediation, containment, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, Multiple Employer Plan which is covered under Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Internal Revenue Code, or Multiemployer Plan.

“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States of America, including transition rules in effect as of the Closing Date, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States of America including transition rules in effect as of the Closing Date, and any amendment to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” means the Securities and Exchange Commission or any governmental agencies substituted therefor.

“SEC Filing” means the New Jersey Resources Corporation’s Form 10-K, filed with the SEC for the fiscal year ended September 30, 2013.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto.

“Security Documents” means, collectively, the First Mortgage Indenture and the First Mortgage Bonds.

“Series 2011A Bonds” means the Issuer’s $9,545,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT) (New Jersey Natural Gas Company Project).

“Series 2011B Bonds” means the Issuer’s $41,000,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT) (New Jersey Natural Gas Company Project).

“Series 2011C Bonds” means the Issuer’s $46,500,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT) (New Jersey Natural Gas Company Project).

“Series 2011A CUSIP Number” means 645779 BY4.

“Series 2011B CUSIP Number” means 645779 BZ1.

“Series 2011C CUSIP Number” means 645779 CA5.

“Settlement Amount” means, with respect to a Person and any Hedge Agreement, any amount payable by such Person under the terms of such Hedge Agreement in respect of, or intended to compensate the other party for, the value of such Hedge Agreement upon an early termination thereof.

“SIFMA Index Rate” shall have the meaning assigned to such term in the Indenture.

“State” means the State of New Jersey.

“Subsidiary” of any Person at any time means (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tax Certificate” means the Tax Certificate and Agreement dated August 29, 2011, between the Issuer and the Borrower, as supplemented, amended or restated thereafter, together with the Compliance Certificate of the Borrower dated September 24, 2014.

“Taxable Date” means the date on which interest on the Bonds is first includable in gross income for federal income tax purposes of an Owner (including, without limitation, any previous Owner) (other than in the case of an Owner of any Bond who is a substantial user of the project financed with the proceeds of such Bond or a related person within the meaning of Section 147(a) of the Code or Section 103(b)(13) of the Internal Revenue Code of 1954) thereof as a result of a Determination of Taxability.

“Taxable Period” shall have the meaning assigned to such term in Section 3.03(a).

“Taxable Rate” means an interest rate per annum equal to the product of the interest rate on the Bonds then in effect multiplied by 1.54.

“Taxes” means, with respect to any Person, all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority on such Person, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Fee” means an amount equal to the product of (a) the Applicable Spread on the date of a redemption or conversion of the Bonds, (b) the principal amount of Bonds so redeemed or converted on such date and (c) a fraction, the numerator of which is the number of days from and including the date of such redemption or conversion, as applicable, to and including the first anniversary of the Closing Date and the denominator of which is 360.

“Transferee” means each Bank Transferee or Non-Bank Transferee pursuant to Section 11.08 for so long as such Bank Transferee or Non-Bank Transferee is an Owner.

“Trust Estate” means the property and rights pledged to the Trustee as security for the Bonds, including the property and rights pledged to the Trustee pursuant to Section 5.1 of the Indenture.

“Trustee” means U.S. Bank National Association, or any successor trustee which may at any time be substituted in its place as provided in the Indenture.

“Unremarketed Bonds” means Bonds with respect to which the Purchaser has not received payment of the Purchase Price on the Mandatory Purchase Date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“written” or “in writing” means any form of written communication or a communication by means of a facsimile device.

Section 1.02. Incorporation of Certain Definitions by Reference. Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Indenture or the Loan Agreement, as applicable, unless the context otherwise requires.

Section 1.03. Accounting Matters. Unless otherwise specified herein, all accounting terms used herein without definition shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP. In the event of changes to GAAP which become effective after the Closing Date, the Borrower and the Purchaser agree to negotiate in good faith appropriate revisions of this Agreement so as to perpetuate the meaning and effect of such provisions as originally negotiated and agreed upon.

Section 1.04. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise specified herein, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.05. New York City Time Presumption. All references herein to times of the day shall be presumed to refer to New York City time unless otherwise specified.

Section 1.06. Relation to Other Documents; Incorporation by Reference.

(a) Nothing in this Agreement shall be deemed to amend, or relieve the Borrower of any of its obligations under, any Related Document to which it is a party. Conversely, to the extent that the provisions of any Related Document allow the Borrower to take or not take certain actions, the Borrower nevertheless shall be fully bound by the provisions of this Agreement.

(b) Except as provided in subsection (c) below, all references to this Agreement or any other documents, including, without limitation, the Related Documents, shall be deemed to include all amendments, restatements, modifications and supplements thereto to the extent such amendment, restatement, modification or supplement is made in accordance with the provisions of such document and this Agreement.

(c) All provisions of this Agreement making reference to specific Sections of any Related Document shall be deemed to incorporate such Sections into this Agreement by reference as though specifically set forth herein (with such changes and modifications as may be herein provided) and shall continue in full force and effect with respect to this Agreement notwithstanding payment of all amounts due under or secured by the Related Documents, the termination or defeasance thereof or any modification thereto or any waiver given in connection therewith, so long as this Agreement is in effect and until all amounts due and owing to the Purchaser under this Agreement, the Bonds and the other Related Documents are paid in full. No amendment, modification, consent, waiver or termination with respect to any of such Sections shall be effective as to this Agreement until specifically agreed to in writing by the Purchaser with specific reference to this Agreement.

Section 1.07. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, to the singular include the plural and to the part include the whole. The word “including” shall be deemed to mean “including but not limited to,” and “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The Section headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, section, subsection, exhibit, schedule and annex references are to this Agreement unless otherwise specified. Any exhibit, schedule or annex attached hereto is incorporated by reference herein and is a constituent part of this Agreement. The recitals hereto are true and correct and are incorporated into this Agreement.

ARTICLE II

PURCHASE OF BONDS

Section 2.01. Purchase of Bonds.

(a) Initial Purchase Price. Upon the terms and conditions and based on the representations, warranties and covenants of the Borrower set forth herein and in the Related Documents, the Purchaser hereby agrees to purchase from the Trustee and the Borrower hereby agrees to cause the Trustee to sell to the Purchaser, all, but not less than all, of the Bonds at the purchase price of $97,045,000 representing the aggregate principal amount of the Bonds (the “Initial Purchase Price”).

(b) Closing. On the Closing Date, the Borrower shall deliver to the Purchaser the documents described in Article IV. Upon delivery of such documents, the Purchaser will pay the Initial Purchase Price for the Bonds in immediately available federal funds payable to the Trustee on behalf of the Borrower. One fully registered Bond, in the aggregate principal amount equal to the Initial Purchase Price, shall be issued to and registered in the name of the Purchaser, or as otherwise directed by the Purchaser. The Bonds shall be so issued and registered to and held by the Purchaser, or as otherwise directed by the Purchaser.

ARTICLE III

THE BORROWER’S OBLIGATIONS

Section 3.01. Repayment Obligations. The Borrower hereby unconditionally, irrevocably and absolutely agrees to make prompt and full payment of all amounts due and owing to the Purchaser under this Agreement, the Bonds and the other Related Documents and to pay all amounts due and owing to the Purchaser whether now existing or hereafter arising, irrespective of their nature, whether direct or indirect, absolute or contingent, with interest thereon at the rate or rates provided in this Agreement, the Bonds or such other Related Documents. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that the payment obligations of the Borrower described in this Section are obligations in the nature of a loan and separate and independent of the Borrower’s obligations under the Related Documents. The Borrower unconditionally, irrevocably and absolutely agrees to pay to the Purchaser the following:

(a) Interest on an amount equal to the principal amount of the Bonds on each Interest Payment Date at the interest rate applicable to the Bonds as set forth in the Indenture;

(b) Principal on the dates and in the amounts set forth in Exhibit A. The Borrower shall cause Bonds to be optionally redeemed on the dates and in principal amounts equal to the amounts required to be paid pursuant to this subsection;

(c) An amount equal to the Purchase Price of the Bonds on any Mandatory Purchase Date (including, but not limited to, the Bank Index Rate Period Purchase Date).

The Outstanding principal amount of the Bonds, together with all accrued but unpaid interest thereon, shall be subject to mandatory purchase on each Mandatory Purchase Date in accordance with the terms of the Indenture. In the event the Purchaser does not receive the Purchase Price on the Mandatory Purchase Date, the Borrower shall cause Unremarketed Bonds, together with all accrued but unpaid interest thereon, to be redeemed on such Mandatory Purchase Date; and

(d) To the extent that the Purchaser receives payment through ownership of the Bonds, the Borrower’s obligation to make payments pursuant this Section, to the extent of the payment so received by the Purchaser, shall be deemed satisfied.

Section 3.02. Default Interest. The Borrower agrees to pay, or cause to be paid, to the Purchaser, upon demand, interest on any and all amounts due and owing by the Borrower under this Agreement, the Bonds or the other Related Documents from and after the earlier of (a) the date amounts owed hereunder are due and not paid and (b) the occurrence and continuance of an Event of Default, but only for so long as such amounts due remain unpaid or such Event of Default continues, at the Default Rate; provided, however, that all interest owed with respect to the Bonds in excess of the Maximum Interest Rate shall be paid in accordance with Section 3.11 hereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment in full of the Bonds.

Section 3.03. Determination of Taxability.

(a) In the event a Taxable Date occurs, in addition to (but not in duplication of) the amounts required to be paid pursuant to the Related Documents, the Borrower hereby agrees to pay to the Purchaser and any other Owner, as applicable, on demand therefor (i) an amount equal to the difference between (A) the amount of interest paid to the Purchaser and such other Owner on the Bonds during the period in which interest on the Bonds is includable in the gross income of the Purchaser or such other Owner beginning on the Taxable Date (the “Taxable Period”) and (B) the amount of interest that would have been paid to the Purchaser and such other Owner during such Taxable Period had the Bonds borne the Taxable Rate, and (ii) an amount equal to any interest, penalties or charges owed by the Purchaser and such other Owner as a result of interest on the Bonds becoming includable in the gross income of the Purchaser or such other Owner, together with any and all attorneys’ fees, court costs, or other out of pocket costs incurred by the Purchaser or such other Owner in connection therewith.

(b) Subject to the provisions of subsections (c) and (d) below, the Purchaser or such other Owner, as applicable, shall afford the Borrower the opportunity, at the Borrower’s sole cost and expense, to contest (i) the validity of any amendment to the Code which causes the interest on the Bonds to be includable in the gross income of the Purchaser or such other Owner or (ii) any challenge to the validity of the tax exemption with respect to the interest on the Bonds, including the right to direct the necessary litigation contesting such challenge (including administrative audit appeals).

(c) As a condition precedent to the exercise by the Borrower of its right to contest set forth in subsection (b) above, the Borrower shall, on demand, immediately reimburse the Purchaser and such other Owner, as applicable, for (i) any and all reasonable expenses (including attorneys’ fees for services that may be required or desirable, as determined by the Purchaser and such other Owner, as applicable, in their sole discretion) that may be incurred by the Purchaser and such other Owner, as applicable, in connection with any such contest, and (ii) any and all penalties or other charges payable by the Purchaser and such other Owner, as applicable, for failure to include such interest in its gross income; provided, that if the Borrower prevails in its contest described in (b) above, and if directly as a result of the Borrower prevailing in such contest, an Owner (or, if applicable, the Purchaser) is refunded any such taxes, interest, penalties or other charges from a Governmental Authority, the Owner (or, if applicable, the Purchaser) shall refund to the Borrower such amounts actually received pursuant to this clause (c).

(d) The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment in full of the Bonds.

Section 3.04. Fees; Costs and Expenses. The Borrower shall pay within thirty (30) days after demand:

(a) for each amendment of this Agreement or any Related Document, or consent or waiver by the Purchaser under this Agreement or any Related Document, in each case, a fee as the Bank may generally charge or incur from time to time in connection with the modification, consent or waiver of this Agreement or any Related Document;

(b) the reasonable fees and out of pocket expenses for counsel or other reasonably required consultants to the Purchaser in connection with responding to requests from the Borrower for consents, amendments and waivers;

(c) all of the Purchaser’s out of pocket expenses (including, without limitation, fees and expenses of counsel or other reasonably required consultants to the Purchaser) arising in connection with the enforcement or administration of, or preservation of rights (including in any bankruptcy or insolvency proceeding or any workout) in connection with, this Agreement or the Related Documents; and

(d) in the event of a partial or complete redemption or conversion of the Bonds prior to the first anniversary of the Closing Date, the Borrower shall pay the Termination Fee to the Purchaser upon such partial or complete redemption or conversion of the Bonds; provided, however, no such Termination Fee shall be payable if the Borrower effects any such redemption or conversion after increased costs pursuant to this Agreement.

Section 3.05. Computation of Interest and Fees. Interest payable hereunder accruing at the LIBOR Index Rate shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, and interest payable hereunder accruing at the SIFMA Index Rate or at the Default Rate shall be calculated on the basis of a year of 365 days or 366 days, as applicable, and the actual number of days elapsed. Fees and other amounts payable hereunder shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue during each period for which interest is computed from and including the first day thereof to but excluding the last day thereof.

Section 3.06. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, liquidity ratio, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Purchaser or any Owner;

(ii) subject the Purchaser or any Owner to any Taxes of any kind whatsoever with respect to this Agreement or the Bonds, or change the basis of taxation of payments to the Purchaser or such Owner in respect thereof (except for Indemnified Taxes covered by Section 3.07 and the imposition of, or any change in the rate of, any Excluded Taxes payable by the Purchaser or any Owner); or

(iii) impose on the Purchaser or any Owner any other condition, cost or expense affecting this Agreement or the Bonds;

and the result of any of the foregoing shall be to increase the cost to the Purchaser or such Owner of maintaining this Agreement or owning the Bonds, or to reduce the amount of any sum received or receivable by the Purchaser or such Owner hereunder or under the Bonds (whether of principal, interest or any other amount) then, upon written request of the Purchaser or such Owner as set forth in subsection (c) below, the Borrower shall promptly pay to the Purchaser or such Owner, as the case may be, such additional amount or amounts as will compensate the Purchaser or such Owner, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Purchaser or any Owner determines that any Change in Law affecting the Purchaser or such Owner or the Purchaser’s or such Owner’s parent or holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Purchaser’s or such Owner’s capital or the capital of the Purchaser’s or such Owner’s parent or holding company holding, if any, as a consequence of this Agreement, or ownership of the Bonds, to a level below that which the Purchaser or such Owner or the Purchaser’s or such Owner’s parent or holding company could have achieved but for such Change in Law (taking into consideration the Purchaser’s or such Owner’s policies and the policies of the Purchaser’s or such Owner’s parent or holding company with respect to capital adequacy), then from time to time upon written request of the Purchaser or such Owner as set forth in subsection (c) below, the Borrower shall promptly pay to the Purchaser or such Owner, as the case may be, such additional amount or amounts as will compensate the Purchaser or such Owner or the Purchaser’s or such Owner’s parent or holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Purchaser or any Owner setting forth the amount or amounts necessary to compensate the Purchaser or any such Owner or the Purchaser’s or any such Owner’s parent or holding company, as the case may be, as specified in subsection (a) or (b) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Purchaser or any such Owner, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof. An Owner shall use its commercially reasonable efforts to notify the Borrower of any event that will entitle it to any compensation pursuant to this Section 3.06 as promptly as practicable after it becomes aware thereof and, if ascertainable, the estimated amount of such compensation; provided, that in no event shall the failure of the Owner to so provide such notice limit, affect or modify the obligations of the Borrower pursuant to this Section 3.06. Notwithstanding the foregoing, in no event shall the Borrower be required to pay to any Owner any increased cost in excess of the amount the Borrower would have paid to the Purchaser if the Purchaser had not assigned or transferred the Bonds to such Owner.

(d) Delay in Requests. Failure or delay on the part of the Purchaser or any such Owner to demand compensation pursuant to this Section shall not constitute a waiver of the Purchaser’s or any such Owner’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Purchaser or any such Owner pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Purchaser or any such Owner, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Purchaser’s or any such Owner’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment in full of the Bonds and the obligations of the Borrower thereunder and hereunder.

Section 3.07. Net of Taxes, Etc.

(a) Any and all payments to the Purchaser or any Owner by the Borrower hereunder or with respect to the Bonds shall be made free and clear of and without deduction or withholding for any and all Indemnified Taxes. If the Borrower shall be required by law to deduct or withhold any Indemnified Taxes imposed by the United States or any political subdivision thereof from or in respect of any sum payable hereunder or with respect to the Bonds, then (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Purchaser or such Owner receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If the Borrower shall make any payment under this

Section to or for the benefit of the Purchaser or such Owner with respect to Indemnified Taxes and if the Purchaser or such Owner shall claim any credit or deduction for such Indemnified Taxes against any other taxes payable by the Purchaser or such Owner to any taxing jurisdiction in the United States then the Purchaser or such Owner shall pay to the Borrower an amount equal to the amount by which such other taxes are actually reduced; provided, that the aggregate amount payable by the Purchaser or such Owner pursuant to this sentence shall not exceed the aggregate amount previously paid by the Borrower with respect to such Indemnified Taxes. In addition, the Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies that arise under the laws of the United States or any state of the United States from any payment made hereunder or under the Bonds or from the execution or delivery of this Agreement or the Bonds, or otherwise with respect to this Agreement or the Bonds (hereinafter referred to as “Other Taxes”). The Purchaser or such Owner shall provide to the Borrower within a reasonable time a copy of any written notification it receives with respect to Indemnified Taxes or Other Taxes owing by the Borrower to the Purchaser or such Owner hereunder; provided, that the Purchaser or such Owner’s failure to send such notice shall not relieve the Borrower of its obligation to pay such amounts hereunder.

(b) The Borrower shall, to the fullest extent permitted by law and subject to the provisions hereof, pay the Purchaser or such Owner for the full amount of Indemnified Taxes and Other Taxes including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section paid by the Purchaser or such Owner or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided, that the Borrower shall not be obligated to pay the Purchaser or such Owner for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes arising from the Purchaser or such Owner’s gross negligence or willful misconduct. The Purchaser or such Owner agrees to give notice to the Borrower of the assertion of any claim against the Purchaser or such Owner relating to such Indemnified Taxes or Other Taxes as promptly as is practicable after being notified of such assertion; provided, that the Purchaser or such Owner’s failure to notify the Borrower promptly of such assertion shall not relieve the Borrower of its obligation under this Section. Payments by the Borrower pursuant to this Section shall be made within thirty (30) days from the date the Purchaser or such Owner makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. The Purchaser or such Owner agrees to repay to the Borrower any refund (including that portion of any interest that was included as part of such refund) with respect to Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section received by the Purchaser or such Owner for Indemnified Taxes or Other Taxes that were paid by the Borrower pursuant to this Section and to contest, with the cooperation and at the expense of the Borrower, any such Indemnified Taxes or Other Taxes which the Purchaser or such Owner or the Borrower reasonably believes not to have been properly assessed.

(c) Within thirty (30) days after the date of any payment of Indemnified Taxes by the Borrower, the Borrower shall furnish to the Purchaser or such Owner, as applicable, the original or a certified copy of a receipt evidencing payment thereof.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment in full of the Bonds and the obligations of the Borrower thereunder and hereunder.

Section 3.08. Method and Application of Payments. All payments by or on behalf of the Borrower to the Purchaser hereunder shall be fully earned when due and nonrefundable when paid and made in lawful currency of the United States of America and in immediately available funds. Amounts payable to the Purchaser hereunder shall be transferred to the Purchaser at such account as the Purchaser may specify from time to time in writing to the Borrower or the Trustee. Any payment received by the Purchaser after 3:30 p.m. on the date payment is due shall be deemed to have been received by the Purchaser on the next Business Day. If any payment hereunder is due on a day that is not a Business Day, then such payment shall be due on the next succeeding Business Day, and, in the case of the computation of the interest or fees hereunder, such extension of time shall, in such case, be included in the computation of the payment due hereunder. Payments received by the Purchaser shall be applied, first, to any fees, costs, charges or expenses payable by the Borrower under this Agreement; second, to past due interest; third, to current interest; and, fourth, to principal.

Section 3.09. Maintenance of Accounts. The Purchaser shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the amounts payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall be presumptive evidence of the existence and amounts of the obligations of the Borrower therein recorded. The failure to record any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to repay all amounts owed hereunder, together with all interest accrued thereon as provided herein.

Section 3.10. Cure. The Purchaser shall have the right, but not the obligation, to cure any Default, Event of Default or event of nonperformance. The Borrower agrees to pay to the Purchaser on demand, any amounts advanced by or on behalf of the Purchaser, to the extent required to cure any Default, Event of Default or event of nonperformance under this Agreement or any Related Document, together with interest thereon at the Default Rate. The Purchaser shall give the Borrower reasonably prompt notice of any such advances.

Section 3.11. Maximum Interest Rate.

(a) If the interest rate borne by the Bonds, calculated without regard to the limitation of such rate to the Maximum Rate, as provided in the Indenture, for any period would exceed the Maximum Interest Rate, then interest accruing on the Bonds during such period shall be limited to the Maximum Interest Rate.

(b) An amount equal to interest that would have accrued on the Bonds for any Interest Period (as defined in the Indenture) but for the limitation set forth in the Indenture limiting the interest rate on the Bonds to the Maximum Interest Rate, less interest actually paid on the Bonds for such Interest Period, shall be payable by the Borrower under this Agreement and shall constitute the “Excess Bond Interest Amount.” If there is any accrued and unpaid Excess Bond Interest Amount as of any Interest Payment Date, then the Borrower shall, to the extent possible without violating Applicable Law, pay to the Purchaser the Excess Bond Interest Amount on such Interest Payment Date.

(c) If the interest rate borne by amounts owed hereunder, excluding the Excess Bond Interest Amount, for any period would exceed the Maximum Lawful Rate, then such interest rate for such period shall be limited to the Maximum Lawful Rate.

(d) Notwithstanding the foregoing, on the date on which no principal amount hereunder remains unpaid with respect to the Bonds, to the extent possible without violating Applicable Law, the Borrower shall pay to the Purchaser and each other Owner, as applicable, a fee equal to any accrued and unpaid Excess Bond Interest Amount.

Section 3.12. Breakage Expenses. In the event the Purchaser shall incur any loss, cost, or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Purchaser to purchase or hold the Bonds or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Purchaser) as a result of any prepayment, redemption or conversion of the Bonds on a date other than a LIBOR Index Reset Date (the “Breakage Expenses”) for any reason, whether before or after a Default, and whether or not such payment is required by any provision of this Agreement or the Related Documents, then upon the demand of the Purchaser, the Borrower shall pay to the Purchaser a prepayment, redemption or conversion premium, as applicable, in such amount as will reimburse the Purchaser for such Breakage Expenses. If the Purchaser requests such prepayment, redemption or conversion premium, as applicable, it shall provide to the Borrower a certificate setting forth the computation of the Breakage Expenses giving rise to the request for such prepayment, redemption or conversion premium, as applicable, in reasonable detail and such certificate shall be conclusive if reasonably determined.

ARTICLE IV

CONDITIONS PRECEDENT TO PURCHASE OF BONDS

Section 4.01. Documentary Requirements. The obligation of the Purchaser to purchase the Bonds is subject to the conditions precedent that the Purchaser shall have received, on or before the Closing Date, the items listed below in this Section, each dated and in form and substance as is satisfactory to the Purchaser. However, should the Purchaser purchase the Bonds prior to its receipt and approval of any of the following items, such purchase shall not be deemed to be a waiver of any documentary requirement.

(a) The following Borrower organizational documents:

(i) Copies of the resolutions of the Governing Body of the Borrower approving the execution and delivery of this Agreement and the Related Documents to which the Borrower is a party, approving the form of the Related Documents to which it is not a party and the other matters contemplated hereby and thereby, certified by its Secretary as being true and complete and in full force and effect on the Closing Date;

(ii) The organizational documents of the Borrower, certified by its Secretary to be in full force and effect on the Closing Date;

(iii) Certificates issued by an appropriate official of the State, issued no more than thirty (30) days preceding the Closing Date, stating that the Borrower is in good standing in such jurisdiction;

(iv) A certificate by the Secretary of the Borrower certifying the names and signatures of the persons authorized to sign, on behalf of the Borrower, this Agreement and the Related Documents to which it is a party and the other documents to be delivered by it hereunder or thereunder; and

(v) A certified copy of the Hedging Contract Policies of the Borrower.

(b) The following financing documents:

(i) An executed original of this Agreement and each of the Related Documents;

(ii) Each Bond; and

(iii) Such financing statements as may be required by the Purchaser.

(c) The following opinions, addressed to the Purchaser or on which the Purchaser is otherwise expressly authorized to rely:

(i) From counsel to the Borrower, as to the due authorization, execution and delivery of this Agreement and each of the Related Documents to which it is a party, their validity, binding effect and enforceability and such other customary matters as the Purchaser may reasonably request;

(ii) From Bond Counsel, in customary form, an opinion to the effect that the Bonds have been duly authorized and validly issued, that the Indenture creates a valid lien on the Trust Estate and that interest on the Bonds is not included in gross income of the Owners thereof for federal tax purposes; and

(iii) Each other opinion delivered by any Person pursuant to the Related Documents.

(d) A closing fee of $35,000.

(e) Evidence of liability and casualty insurance satisfactory to the Purchaser.

(f) A certificate signed by a principal officer of the Borrower, stating that on and as of the Closing Date (i) the Borrower is in compliance with all of the terms, provisions and conditions of each financial covenant and any other material provision of this Agreement and the Related Documents and any Contract entered into in connection with any Debt; (ii) all requirements and preconditions to the issuance, execution, delivery and purchase of the Bonds shall have been satisfied; (iii) the Borrower has complied with all agreements and covenants and satisfied all conditions stated in this Agreement on its part to be performed or satisfied at or prior to the Closing Date; (iv) since September 30, 2013 there has been no event or occurrence which has caused or might reasonably be anticipated to cause a Material Adverse Effect or which may adversely affect the consummation of the transactions contemplated by this Agreement and the Related Documents; (v) each representation and warranty on the part of the Borrower contained in this Agreement and the Related Documents is true and correct as though made on and as of the Closing Date, (vi) no Default or Event of Default has occurred and is continuing or would result from the execution or performance of this Agreement or the Related Documents to which the Borrower is a party; (vii) since the date of the Rating Documentation, the Obligor Rating has not been withdrawn, suspended or reduced; (viii) no petition by or against the Borrower has at any time been filed under the Bankruptcy Code or under any similar Law.

(g) Evidence that the Obligor Rating shall be not less than “A+” in the case of S&P (the “Rating Documentation”).

(h) Written evidence that each CUSIP Number has been obtained and reserved from Standard & Poor’s CUSIP Service for the Bonds.

(i) Such other instruments, documents and opinions as the Purchaser shall reasonably require to evidence and secure the obligations of the Borrower under this Agreement and the Related Documents and to comply with the provisions of this Agreement and the Related Documents and the requirements of any Governmental Authority to which the Purchaser or the Borrower is subject.

Section 4.02. Credit Requirements. Prior to the Closing Date, the Purchaser shall have determined, in its sole discretion, based in part upon the information and reports submitted by the Borrower, that the Borrower has met the Purchaser’s credit requirements.

Section 4.03. Additional Conditions Precedent. On or prior to the Closing Date, the Borrower shall have paid all costs and expenses of the Purchaser in connection with the execution and delivery of this Agreement, the Related Documents and any other documents delivered in connection with any of the foregoing including, but not limited to, the fees and expenses of counsel for the Purchaser in the amount of $50,000.

ARTICLE V

REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to the Purchaser as of the Closing Date as follows:

Section 5.01. Organization; Qualification. The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey in the case of the Borrower, or its respective jurisdiction of organization in the case of such Subsidiary. The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Change.

Section 5.02. Power; Authority. The Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Related Documents to which it is a party, to incur the Debt contemplated by the Related Documents and to perform its Obligations under the Related Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

Section 5.03. Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by the Borrower, and each other Related Document which the Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Borrower on the required date of delivery of such Related Document. This Agreement and each other Related Document constitutes, or will constitute, legal, valid and binding obligations of the Borrower on and after its date of delivery thereof, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of any of such Related Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 5.04. No Conflict; Compliance with Related Documents. Neither the execution and delivery of this Agreement or the other Related Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by the Borrower will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of the Borrower or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries (other than Liens granted under the Related Documents and other than Permitted Liens). None of the Borrower nor any Subsidiaries of the Borrower is in violation of

(a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

Section 5.05. Consents and Approvals. No material consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Related Documents by the Borrower, except as listed on Exhibit E, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Exhibit E.

Section 5.06. Compliance with Applicable Law. The Borrower is in compliance in all material respects with the requirements of all Applicable Laws, including all Governmental Approvals, except in such instances in which (a) such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and will not cause a Material Adverse Change.

Section 5.07. Title to Properties. The Borrower and each Subsidiary of the Borrower has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases, except where the failure to hold such assets and other rights subject to such terms and conditions could reasonably be expected to result in a Material Adverse Change. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby to the extent that the failure of such leases to be in full force and effect or to have obtained any such consent could reasonably be expected to result in a Material Adverse Change.

Section 5.08. Tax Returns and Payments. All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower on or prior to the Closing Date have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except (a) to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions if any, as shall be required by GAAP shall have been made or (b) to the extent that with respect to taxes (other than any U.S. federal or state income taxes, state taxes on equity or capital or comparable state taxes on income, equity or capital and which are otherwise related to the conduct of business or local real property taxes all of which taxes are subject to the requirements of the immediately preceding clause (a)), fees, assessments or other government charges, the failure to so pay or so contest could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower or any Subsidiary of the Borrower for any period.

Section 5.09. Litigation. Except as set forth in the SEC Filing, there are no actions, suits, proceedings or investigations (other than Environmental Complaints which are specifically addressed in Section 5.20) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Borrower or any Subsidiaries of the Borrower is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change. (any of the foregoing referred to herein as “Material Litigation”).

Section 5.10. Absence of Defaults and Events of Default. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Related Documents which constitutes an Event of Default or Default.

Section 5.11. Financial Statements. The Borrower has delivered to the Purchaser copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended September 30, 2013 and its unaudited consolidated financial statements for and as of the end of the fiscal quarter ended June 30, 2014 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied (subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures). Since September 30, 2013, no Material Adverse Change has occurred.

Section 5.12. Accuracy and Completeness of Information. All information, reports, financial statements and other papers and data furnished to the Purchaser or its counsel by or on behalf of the Borrower to the Purchaser were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No fact is known to the Borrower which has had or in the reasonable judgment of the Borrower may in the future have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 5.11 or in such information, reports or other papers or data or otherwise disclosed in writing to the Purchaser prior to the Closing Date. Any financial, budget and other projections furnished to the Purchaser by the Borrower were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of the conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent the Borrower’s best estimate of its future financial performance. No document furnished or other written statement made to the Purchaser in connection with the negotiation, preparation or execution of this Agreement or the Related Documents contains or will contain any untrue statement of a material fact or omits or will omit to state (as of the date made or furnished) any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were or will be made, not misleading.

Section 5.13. Incorporation of Representations and Warranties. Except for those representations and warranties which due to the passage of time are no longer true, the Borrower hereby makes to the Purchaser the same representations and warranties made by the Borrower in each Related Document to which it is a party, which representations and warranties, together with the related definitions of terms contained therein, are incorporated herein by this reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety. No amendment to or waiver of such representations, warranties, covenants or definitions made pursuant to the relevant Related Document or incorporated by reference shall be effective to amend such representations and warranties and definitions as incorporated by reference herein without the prior written consent of the Purchaser.

Section 5.14. No Usury.

(a) The terms of this Agreement and the Related Documents regarding the calculation and payment of interest and fees do not violate any applicable usury laws.

(b) The Bonds are not subject to any Applicable Law prescribing a maximum rate of interest.

Section 5.15. Insurance. The Borrower currently maintains insurance of such type (including self-insurance) and in such amounts or in excess of such amounts as are customarily carried by, and insures against such risks as are customarily insured against by, businesses of like type, size and character to the Borrower and as required by the Loan Agreement.

Section 5.16. Bond. Each Bond has been or will be duly and validly issued under the Indenture and entitled to the benefits thereof.

Section 5.17. Plans and Benefit Arrangements.

(a) The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, Multiple Employer Plans and Multiemployer Plans except where any instance of noncompliance could not reasonably be expected to result in a Material Adverse Change. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change. The Borrower and all other members of the ERISA Group have made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto except for any failure that could not reasonably be expected to result in a Material Adverse Change. With respect to each Plan and Multiple Employer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any material liability to the PBGC which has not been paid in the ordinary course, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA except for any failure that could not reasonably be expected to result in a Material Adverse Change. All Plans, Benefit Arrangements and, to the best knowledge of Borrower, Multiple Employer Plans and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable Law except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(b) No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(c) To the best knowledge of the Borrower, neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan which could reasonably be expected to result in a Material Adverse Change. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA which, in either case, could reasonably be expected to result in a Material Adverse Change.

Section 5.18. Investment Company Act. Neither the Borrower nor any Subsidiaries of the Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” Neither the Borrower nor any Subsidiaries of the Borrower is subject to any other federal or state statute or regulation limiting its ability to incur Debt for borrowed money.

Section 5.19. Pending Legislation and Decisions. There is no amendment, or to the best knowledge of the Borrower, proposed amendment to the Constitution of the State or any State law or any published administrative interpretation of the Constitution of the State or any State law, or any proposition or referendum (or proposed proposition or referendum) or other ballot initiative or any legislation that has passed either house of the legislature of the State, or any published judicial decision interpreting any of the foregoing, the effect of which could reasonably be expected to adversely affect (a) the issuance of, or security for, any of the Bonds, (b) the rights or remedies of the Purchaser or of any Owner of the Bonds, or (c) the power or ability of the Borrower to perform its obligations hereunder or under any of the Related Documents including, without limitation, the Borrower’s ability to repay when due its obligations under this Agreement, any Related Document or any of its Material Debt.

Section 5.20. Environmental Matters. Except as set forth in the SEC Filing, none of the Borrower or any Subsidiary of the Borrower has received any Environmental Complaint which individually or in the aggregate could reasonably be expected to result in a Material

Adverse Change. There are no pending or, to the Borrower’s knowledge, threatened Environmental Complaints relating to the Borrower or any Subsidiary of the Borrower, or any of the Properties or, to the Borrower’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Environmental Permits which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws in all jurisdictions in which the Borrower or any of its Subsidiaries is doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The Borrower holds and its Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.21. Anti-Terrorism Representations.

(a) Neither the Borrower nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act;

(b) Neither the Borrower nor any of its Affiliates is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which the Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the Office of Foreign Asset Control (“OFAC”) or any list of Persons issued by OFAC pursuant to the Executive Order at its official website or any replacement website or other replacement official publication of such list;

(c) To the best knowledge of the Borrower, neither the Borrower nor any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in subsection (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.22. Security. The Indenture and the irrevocable pledge of the Revenues, other amounts payable under the Loan Agreement, and other assets held by the Trustee in the funds established under the Indenture, create in favor of the Trustee for the benefit of the Owners of the Bonds a legally valid, binding and perfected first-priority Lien upon and security interest in the Trust Estate, subject to no Liens other than Permitted Liens. No filing, registering, recording or other actions are required to establish the pledge under the Indenture or to perfect, protect or maintain the Lien created thereby on the Trust Estate except as have been taken and except for such other future action as may be required by Applicable Law. The Indenture does not permit any Lien on the Trust Estate securing any Debt to rank senior to the Lien on the Trust Estate securing the Bonds. All amounts payable under this Agreement are payable on a parity with the Bonds.

Section 5.23. Labor Matters. The Borrower and each Subsidiary of the Borrower is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply could reasonably be expected to result in a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any Subsidiary of the Borrower which in any case could reasonably be expected to result in a Material Adverse Change.

Section 5.24. Taxpayer Identification Number. The Borrower’s U.S. taxpayer identification number is 21-0621680.

Section 5.25. Subsidiaries. Exhibit F states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company and also indicates if such Subsidiary is an Inactive Subsidiary. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Exhibit F.

Section 5.26. Use of Proceeds; Margin Stock.

(a) General. The Borrower intends to use the Bond Proceeds in accordance with the Indenture and the Related Documents.

(b) Margin Stock. Neither the Borrower nor any Subsidiary of the Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying Margin Stock (within the meaning of Regulation U). No part of the Bond Proceeds has been or will be used, immediately, incidentally or ultimately, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or to refund Debt originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any Subsidiary of the Borrower holds or intends to hold Margin Stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any Subsidiary of the Borrower is or will be represented by Margin Stock.

Section 5.27. Patents, Trademarks, Copyrights, Licenses, Etc. The Borrower and each Subsidiary of the Borrower owns or has the contractual right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or such Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so could not reasonably be expected to have a Material Adverse Change. The Borrower has all necessary State of New Jersey, Board of Public Utilities licenses, permits, franchises and approvals necessary for the conduct of its business and for its entry into, and performance under, the Related Documents, except where the failure to have such licenses, permits, franchises and approvals could not reasonably be expected to have a Material Adverse Change.

Section 5.28. Hedging Contract Policies. Exhibit G is a true and correct copy of the Hedging Contract Policies. The Borrower and each Subsidiary of the Borrower is subject to and is in compliance with the Hedging Contract Policies and the Borrower shall, and shall cause each of its Subsidiaries which engages in any Hedging Transaction to continue to comply with the Hedging Contract Policies, to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

Section 5.29. Permitted Related Business Opportunities. The information set forth on Exhibit H is true, complete and correct in all material respects and sets forth a list of all of the Investments in Permitted Related Business Opportunities of the Borrower and its Subsidiaries as of the Closing Date and includes, without limitation, the amount and nature of each such Investment, a description of the activities engaged in by the Borrower and its Subsidiaries in connection with such Investment, and a description of the activities engaged in by the Person in which the Investment has been made.

Section 5.30. Most Favored Nations. The Borrower has not previously entered into any agreement or instrument (or any amendment, supplement or modification thereto) (each a “Relevant Agreement”) under which any Person made loans, refinanced or restructured existing Debt or extended credit or liquidity to the Borrower, which Relevant Agreement is currently in effect and contains a covenant, provision or agreement which permits such a Person to take advantage of the provisions of another Relevant Agreement if such provisions would be more advantageous to such Person than the terms of its Relevant Agreement (an “MFL Covenant”).

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that it will comply, and will cause each Subsidiary of the Borrower to comply, with the following affirmative covenants until the date on which no amount is due or owing to the Purchaser under this Agreement, the Bonds or any other Related Document, unless the Purchaser shall otherwise consent in writing:

Section 6.01. Compliance with Applicable Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.

Section 6.02. Reporting Requirements. The Borrower and each Subsidiary of the Borrower shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of such Person on a consolidated or combined basis in accordance with GAAP. The Borrower shall furnish to the Purchaser two copies of each of the following:

(a) Annual Financial Statements. As soon as available, and in any event within 105 days after the close of each Fiscal Year of the Borrower, the financial statements of the Borrower which shall be audited and reported on without qualification by an Accountant and shall be certified to the Borrower by such Accountant (other than with respect to any consistency qualification in the method used to prepare the financial statements as to which such Accountant concurs), and shall include, without limitation, balance sheets, profit and loss statements and statements of cash flows, together with notes and supporting schedules, all on a consolidated and consolidating basis and in reasonable detail. The Borrower will be deemed to have complied with the delivery requirements of this Section 6.02(a) if within 105 days after the end of its fiscal year (or such earlier or later date, from time to time established by the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Purchaser a copy of its Form 10-K as filed with the Securities and Exchange Commission and the financial statements and certification of public accountants contained therein meets the requirements described in this Section 6.02(a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 55 days after the end of each of the first three fiscal quarters in each Fiscal Year of the Borrower, the unaudited financial statements of the Borrower, including a balance sheet, profit and loss statement, statement of cash flow and notes as of the end of such fiscal quarterly period and for such fiscal quarterly period and the current Fiscal Year to the end of such fiscal quarterly period, which shall be internally prepared by management of the Borrower and presented to the Purchaser on a consistent basis, along with a certification by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower as to having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements of this Section 6.02(b) if within 55 days after the end of its fiscal quarter (or such earlier or later date, from time to time established by the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Purchaser a copy of its Form 10-Q as filed with the Securities and Exchange Commission and the financial statements contained therein meets the requirements described in this Section 6.02(b).

(c) Certificate of Compliance. Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) of this Section, a certificate substantially in the form of Exhibit B signed by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower, (i) stating that such officer has made a review of activities during the preceding period for the purpose of determining whether the Borrower has complied with all of the terms, provisions and conditions of this Agreement and the Related Documents, (ii) attesting that, to the best of his/her knowledge, the Borrower has kept, observed, performed and fulfilled each and every such covenant, provision and condition on its part to be performed and no Event of Default or Default has occurred, or if an Event of Default or Default has occurred such certificate shall specify such event or condition, the nature and status thereof and any remedial steps taken or proposed to correct such event or condition and (iii) containing calculations of the applicable financial covenants (to the extent applicable as of such date), including those in Section 7.14.

(d) Budgets, Forecasts, and Other Reports. Promptly upon their becoming available to the Borrower:

(i) any information provided to the Mortgage Trustee pursuant to Section 9.14 of the First Mortgage Indenture on a date provided to the Mortgage Trustee which shall be no later than the date permitted for such delivery under such Section 9.14,

(ii) to the extent not publicly accessible through the SEC’s, the Parent’s or the Borrower’s respective websites, regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC,

(iii) to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC, the Borrower shall notify the Purchaser promptly of the enactment or adoption of any published Law which could, in the Borrower’s opinion, reasonably be expected to result in a Material Adverse Change,

(iv) to the extent requested by the Purchaser, the annual budget and any forecasts or projections of the Borrower, and

(v) with respect to the Hedging Transaction activities of the Borrower and its Subsidiaries, to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC, such other reports and information as the Purchaser may from time to time reasonably request.

(e) Amendments. Promptly after the adoption thereof, copies of any amendments of or supplements to any of the Related Documents; provided, however, supplements to the First Mortgage Indenture that are entered into for the sole purpose of securing Material Debt and which supplements do not otherwise amend the substantive terms of the First Mortgage Indenture and amendments to the First Mortgage Indenture which do not adversely effect the rights or security granted thereunder for the benefit of the holders of the first mortgage bonds issued thereunder shall not be subject to the reporting requirement of this Section 6.02(e).

(f) Rating Agency Reports. Copies of all reports received from any Rating Agency promptly after such information is received from such Rating Agency.

(g) Hedging Contract Policies. Promptly after the adoption thereof, copies of any amendments of or supplements to the Hedging Contract Policies of the Borrower.

(h) Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower or any Subsidiary of the Borrower as the Purchaser may from time to time reasonably request, including without limitation, reports of any governmental audits and inspections, to the extent permitted by Applicable Law.

Section 6.03. Notices.

(a) Notice of Default. Promptly after any executive officer of the Borrower has learned of the occurrence of any Default or Event of Default, the Borrower shall provide to the Purchaser a certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower setting forth the details of such Event of Default or Default and the action which the Borrower proposes to take with respect thereto.

(b) Notice of Material Adverse Change, Material Adverse Effect and Taxable Date. The Borrower shall provide to the Purchaser in writing, promptly upon any executive officer of the Borrower learning thereof, notice of any Material Adverse Change or Taxable Date and any event which constitutes or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to cause a Taxable Date to occur.

(c) Litigation and Other Notices. The Borrower shall provide to the Purchaser in writing, promptly upon any executive officer of the Borrower learning thereof, notice of:

(i) any Material Litigation or any other actions, suits, proceedings, inquiry or investigation before any Governmental Authority against the Borrower or any Affiliate of the Borrower which involve claims equal to or in excess of $30,000,000;

(ii) any criminal investigation or proceeding by a Governmental Authority involving the Borrower or any Subsidiary of the Borrower or any officer or managerial employee of the Borrower or any Subsidiary of the Borrower relating to the job performance of such officer or managerial employee; and

(iii) any communication from any labor union of any intent to strike the Borrower or any Subsidiary of the Borrower at a future date with such notice to include a description of the action or actions that it proposes to take with respect thereto.

(d) Certain Related Document Notices. The Borrower shall furnish to the Purchaser a copy of any notice, certification, demand or other writing or communication given by the Issuer or the Trustee to the Borrower or by the Borrower to the Issuer or the Trustee under or in connection with any of the Related Documents, in each case promptly after the receipt or giving of the same. Without limiting the foregoing, the Borrower shall cause the Trustee to provide notice to the Purchaser upon any redemption, repayment, defeasance or other payment or deemed payment of the Bonds pursuant to the Indenture.

(e) Rating Agencies. Within five (5) Business Days after any Rating Agency shall have announced a change in an Obligor Rating, written notice of such rating change.

(f) Notice of Dispute. The Borrower shall promptly give written notice to the Purchaser of any material dispute which may exist between the Borrower and any of the Issuer or the Trustee or any material dispute in connection with any transaction contemplated under any Related Document.

(g) Notice of Sale of Assets. The Borrower shall give the Purchaser at least thirty (30) days prior thereto, written notice with respect to any proposed sale or transfer of assets where the consideration for such sale or transfer of assets is in excess of $30,000,000.00.

(h) Notices Regarding Plans and Benefit Arrangements. The Borrower will furnish or cause to be furnished to the Purchaser:

(i) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(A) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (unless the obligation to report said Reportable Event to the PBGC has been waived) which could reasonably be expected to result in a Material Adverse Change,

(B) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder which penalty or tax could reasonably be expected to result in a Material Adverse Change,

(C) any assertion of withdrawal liability with respect to any Multiemployer Plan, which could reasonably be expected to result in a Material Adverse Change,

(D) any partial or complete withdrawal against the Borrower or any other member of the ERISA Group from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof) which could reasonably be expected to result in a Material Adverse Change,

(E) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in a Material Adverse Change,

(F) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change,

(G) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA which could reasonably be expected to result in a Material Adverse Change,

(H) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(I) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions, except for any such change required under applicable law which could reasonably be expected to result in a Material Adverse Change.

(ii) Promptly after receipt thereof, copies of:

(A) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and

(B) at the request of the Purchaser each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

(iii) Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

Section 6.04. Further Assurances. The Borrower shall, upon the request of the Purchaser, from time to time, execute and deliver and, if necessary, file, register and record such further financing statements, amendments, continuation statements and other documents and instruments and take such further action as may be reasonably necessary to effect the provisions of this Agreement and the Related Documents. Except to the extent it is exempt therefrom, the Borrower will pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Related Documents and such instruments of further assurance.

Section 6.05. Right of Entry. The Borrower shall permit the duly authorized agents or representatives of the Purchaser during normal business hours and upon reasonable notice to visit and inspect any of the premises of the Borrower, or any parts thereof, and to examine its financial and corporate books, records and accounts and to make copies thereof and extracts therefrom, and to discuss the Borrower’s affairs, finances, business and accounts with its officers, employees and agents. In the event the Purchaser desires to conduct an audit of the Borrower and/or any one or more of its Subsidiaries, the Purchaser shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Purchaser, and except after the occurrence and during the continuance of an Event of Default, any such audit shall be at the sole cost and expense of the Purchaser. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper, books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

Section 6.06. Payment of Obligations; Removal of Liens. The Borrower will pay, and will cause each of its Subsidiaries to pay, (a) all of its Debts in accordance with the terms thereof, (b) all amounts payable by it hereunder and under the Related Documents according to the terms hereof and thereof and (c) all assessments or other governmental charges as the same respectively become due, all taxes, assessments (general or special) and governmental charges of any kind whatsoever that may be at any time lawfully assessed or levied against or with respect to the Borrower or any of its Subsidiaries or any of their respective Property or any interest thereon and promptly discharge or cause to be discharged all Liens (other than Permitted Liens), fees and charges on such Property; provided that the Borrower or its Subsidiary, as applicable, may withhold payment of sums described under subpart (c) where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, as applicable, (ii) the Borrower or its Subsidiary, as applicable has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not result in any additional liability which could reasonably be expected to result in a Material Adverse Effect.

Section 6.07. Reserved.

Section 6.08. Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets with reputable and financially sound insurers, including self-insurance to the extent customary, according to prudent business practice in the industry of the Borrower and such Subsidiaries, in amounts sufficient to insure the assets and risks of the Borrower and each of its Subsidiaries in accordance with prudent business practice in the industry of the Borrower and such Subsidiaries.

Section 6.09. Conversion. Subject to Section 3.04(d) hereof, the Borrower may exercise its option under Section 2.3 of the Indenture to cause the conversion of the Interest Rate Determination Method on any Interest Payment Date occurring prior to the Initial Bank Purchase Date upon compliance with the provisions of the Indenture and this Agreement applicable thereto and upon providing for payment to the Purchaser of the Purchase Price on the Mandatory Purchase Date occurring as a result of such conversion in accordance with Section 8.5 of the Loan Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not permit the conversion of the Interest Rate Determination Method on less than all of the Bonds to any other Interest Rate Determination Method without the prior written consent of the Purchaser.

Section 6.10. Employee Benefit Plan Compliance. The Borrower shall, and shall cause each of its Subsidiaries and each other member of the ERISA Group to, comply with

ERISA, the Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any of its Subsidiaries and any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans, except where any such failure, alone or in conjunction with any other failure, could not reasonably be expected to result in a Material Adverse Change.

Section 6.11. Disclosure to Participants. Subject to Section 11.16, the Borrower agrees to permit the Purchaser to disclose any information received by the Purchaser in connection herewith, including without limitation the financial information described in Section 6.02, to any Transferees of the Purchaser without notice to or further consent from the Borrower.

Section 6.12. Proceeds of Bonds. The Bond Proceeds were used solely for the purposes described in the Indenture and the Loan Agreement. None of the Bond Proceeds were used to provide inventories, raw materials or working capital for the Borrower.

Section 6.13. Compliance with Related Documents. The Borrower shall perform and comply in all material respects with the terms and conditions of the Related Documents that are binding on it. The Borrower shall use its best efforts to cause the Trustee and the Paying Agent at all times to perform and comply in all material respects with the terms and conditions of the Related Documents to which they are a party.

Section 6.14. Reserved.

Section 6.15. Reserved.

Section 6.16. Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof if the failure to do so is reasonably likely to have a Material Adverse Effect, it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.

Section 6.17. Maintenance of Patents, Trademarks, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same could constitute a Material Adverse Change.

Section 6.18. Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) where the lack of legal existence of any Subsidiary or the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Change, or (b) as otherwise expressly permitted in this Agreement. The Borrower shall maintain all State of New Jersey, Board of Public Utilities licenses, permits, franchises and approvals necessary for the conduct of its business and for its entry into, and performance under, the Related Documents, except where the failure to have such licenses, permits, franchises and approvals could not reasonably be expected to have a Material Adverse Change.

Section 6.19. Hedge Agreements. The Borrower and each Subsidiary of the Borrower shall comply with the Hedging Contract Policies if the failures to comply, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

Section 6.20. Lien on Trust Estate. The Borrower shall do and shall use its best efforts to cause the Trustee to do all things necessary (including, without limitation, the timely filing of continuation statements) to maintain the Trustee’s first priority perfected Lien on the Trust Estate.

Section 6.21. Most Favored Covenant. In the event the Borrower grants an MFL Covenant to another secured lender or secured credit provider under the First Mortgage Indenture, then the Borrower shall promptly provide notice to the Purchaser of such occurrence and shall grant such MFL Covenant to the Purchaser. If requested by the Purchaser, the Borrower shall promptly enter into an amendment to this Agreement to include the MFL Covenant; provided that the Purchaser shall maintain the benefit of such MFL Covenant even if the Borrower fails to provide such amendment. Notwithstanding anything to the contrary contained in this Section, each party hereto agrees that no provision described in this Section shall be deemed incorporated into this Agreement if such incorporation would cause the interest on any of the Bonds to be includable in the gross income of the Owners thereof for federal tax purposes.

Section 6.22. Filing of Agreement. In the event the Borrower delivers or permits, authorizes or consents to the delivery of this Agreement to any Person for delivery to the Municipal Securities Rulemaking Board, prior to such delivery the Borrower agrees that it shall redact such information contained herein as may be requested by the Purchaser and which is consistent with MSRB Notice 2011-17 (February 23, 2011). Only such copy of this Agreement reflecting such redacted material shall be delivered to the Municipal Securities Rulemaking Board.

Section 6.23. CUSIP Numbers. The Borrower shall at all times cause the Bonds to be assigned the applicable CUSIP Number.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that it will comply, and will cause each Subsidiary of the Borrower to comply, with the following negative covenants until the date on which no amount is due or owing to the Purchaser under this Agreement, the Bonds or any other Related Document, unless the Purchaser shall otherwise consent in writing:

Section 7.01. Amendments. The Borrower shall not amend, modify or supplement, nor agree to any amendment or modification of, deviation from, or supplement to, any of the Related Documents without the consent of the Purchaser, except to the extent that such amendment, modification, deviation or supplement without the consent of the Bondholders is permitted under the Related Documents; provided, however, that notwithstanding Section 9.1(B)(5) of the Indenture, the Borrower shall not consent to any amendment which permits one or more series of the Bonds to be held by the Purchaser after the proposed effective date of such amendment to be secured by a separate indenture without the prior written consent of the Purchaser.

Section 7.02. Reserved.

Section 7.03. Reserved.

Section 7.04. Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business (including without limitation any joint ventures) other than the business of the Borrower or such Subsidiary substantially as conducted and operated by the Borrower or such Subsidiary during the present fiscal year, and any line of business or business activity related or complementary to the business of the Borrower and its Subsidiaries conducted as of the Closing Date, including without limitation, the delivery, management and marketing of storage, capacity and transportation of gas and other forms of energy, the generation, transmission or storage of gas and other forms of energy, or the access to gas and energy transmission lines, and business initiatives for the conservation and efficiency of gas and energy, or constituting a Permitted Related Business Opportunity. The Borrower will at all times be and remain a Person that is subject under law to regulation by a public utility commission or other governmental regulatory body with oversight responsibilities for utilities.

Section 7.05. Certain Information. The Borrower shall not include in any offering document any information concerning the Purchaser that is not supplied in writing, or otherwise approved, by the Purchaser expressly for inclusion therein.

Section 7.06. Trustee; Paying Agent; Etc. The Borrower shall provide the Purchaser written notice of any change in the identity of the Trustee or the Paying Agent upon becoming aware of the same. Upon written notice from the Purchaser that the Trustee or the Paying Agent is failing to perform its respective duties in the manner contemplated by the Related Documents, the Borrower shall replace, or cause to be replaced, the Trustee or the Paying Agent, as the case may be. If the position of the Trustee or Paying Agent becomes vacant, the Borrower shall promptly appoint a successor.

Section 7.07. Accounting Methods and Fiscal Year. The Borrower will not adopt, permit or consent to any change in its Fiscal Year without the prior written consent of the Purchaser, which consent will not be unreasonably conditioned or withheld.

Section 7.08. Exempt Status. The Borrower shall not take any action or omit to take any action that, if taken or omitted, would adversely affect the excludability of interest on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation under the Code.

Section 7.09. Optional Redemption; Conversion; Defeasance. The Borrower shall not:

(a) optionally redeem any Bonds pursuant to the Indenture if, after giving effect to such redemption, there would be any unpaid Excess Bond Interest Amount owing under this Agreement;

(b) permit the optional redemption of any Bonds unless it pays to the Purchaser any Termination Fee that may be due hereunder;

(c) voluntarily change the Interest Rate Determination Method for the Bonds pursuant to the Indenture (i) prior to the Initial Bank Purchase Date, except as provided in Section 6.09 or (ii) if, after giving effect to such conversion, there would be any unpaid Excess Bond Interest Amount owing under this Agreement; or

(d) defease, nor allow the defeasance of, the Bonds without having contemporaneously satisfied all of its obligations hereunder.

Section 7.10. Limitation on Hedge Agreements. The Borrower and each Subsidiary of the Borrower shall not amend, modify, supplement, restate or rescind the Hedging Contract Policies in a manner which, compared with past practice of the Borrower and its Subsidiaries, would render Hedging Transactions entered into pursuant to the Hedging Contract Policies (as so modified) materially more speculative, without the prior written consent of the Purchaser.

Section 7.11. Liens. The Borrower shall not permit any of its Property to be subject to any Liens or other encumbrances other than Permitted Liens.

Section 7.12. Reserved.

Section 7.13. Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Debt, except:

(a) Debt under the Related Documents;

(b) Debt of the Borrower incurred pursuant to the First Mortgage Indenture and certain loan agreements and promissory notes identified on Exhibit D prior to or as of the Closing Date, so long as before and immediately after the Closing Date, the Borrower and its Subsidiaries are in compliance with Section 7.14 and no Event of Default would otherwise be caused thereby;

(c) Additional Debt of the Borrower or any Subsidiary incurred after the Closing Date (including, without limitation, additional Debt under the First Mortgage Indenture or the loan agreements and promissory notes identified on Exhibit D), so long as before and immediately after the incurrence of such Debt, the Borrower and its Subsidiaries are in compliance with Section 7.14 and no Event of Default would otherwise be caused thereby;

(d) Debt of the Borrower arising under any Hedging Transaction in accordance with Borrower’s Hedging Contract Policies covering a notional amount not to exceed the face amount of outstanding Debt;

(e) Guaranties of any Subsidiary of the Borrower of obligations of the Borrower arising under any Hedging Transaction;

(f) Guaranties by the Borrower of various obligations of any of its Subsidiaries in connection with any transaction arising in connection with its ordinary course of business as conducted on the Closing Date or as otherwise permitted to be conducted pursuant to Section 7.04; and

(g) Guaranties of the Borrower or any Subsidiary of the Borrower of Debt permitted by clauses (b), (c) or (d) of this Section 7.13.

Section 7.14. Maximum Leverage Ratio. The Borrower shall not at any time permit the ratio of Consolidated Total Indebtedness of the Borrower and its Subsidiaries to Consolidated Total Capitalization to exceed 0.65 to 1.00.

Section 7.15. Creation of Subsidiaries; Loans and Transfers to Subsidiaries. Except for any Permitted Related Business Opportunities as previously disclosed to the Purchaser, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Subsidiary of the Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

Section 7.16. Reserved.

Section 7.17. Off-Balance Sheet Liabilities. The Borrower and each Subsidiary of the Borrower shall not engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money (including asset securitizations, sale/leasebacks or Synthetic Leases (other than any sale/leaseback transaction or Synthetic Lease entered into, in either case, with respect to meter assets and which transaction is otherwise permitted by this Agreement)) if the liabilities thereunder could reasonably be expected to result in a Material Adverse Change. For purposes of this Section 7.17, (a) “Synthetic Lease” means any lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (ii) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property, and (b) the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

Section 7.18. Reserved.

Section 7.19. Reserved.

Section 7.20. Reserved.

Section 7.21. Anti-Terrorism Laws. (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Bond Proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti- Terrorism Laws, and (e) the Borrower shall promptly notify the Purchaser in writing upon the occurrence of a Reportable Compliance Event.

Section 7.22. Loans and Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing (any of the foregoing being an “Investment”), except:

(a) trade credit extended on usual and customary terms in the ordinary course of business;

(b) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c) Investments in New Jersey Natural Gas Charity, Inc.;

(d) Permitted Investments; and

(e) any Investment which constitutes a Permitted Acquisition in accordance with Section 7.23.

Section 7.23. Liquidations, Mergers, Consolidations and Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(a) any such Subsidiary may consolidate or merge into another such Subsidiary which is wholly owned by the Borrower or one or more of such other Subsidiaries,

(b) any Inactive Subsidiary of the Borrower may dissolve, liquidate or wind-up its affairs or any Inactive Subsidiary of the Borrower may consolidate or merge into: (i) any other Inactive Subsidiary of the Borrower, or (ii) any other Subsidiary of the Borrower which is not an Inactive Subsidiary so long as such Inactive Subsidiary has no liabilities, contingent or otherwise, other than Debt permitted by Section 7.13, and

(c) the Borrower may acquire, whether by purchase or by merger, (i) all of the ownership interests of another Person or (ii) substantially all of assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Borrower shall use any portion of the Loans to fund such Permitted Acquisition, the Borrower also shall have delivered to the Purchaser written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(ii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Borrower or otherwise be compliant with Section 7.04;

(iii) no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(iv) the Borrower shall demonstrate that it shall be in compliance with the covenant contained in Section 7.14 after giving effect to such Permitted Acquisition (including in such computation Debt or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form and substance satisfactory to the Purchaser evidencing such compliance; and

(v) the Borrower shall deliver to the Purchaser, as soon as available prior to, or in any event within five (5) Business Days after, the consummation of such Permitted Acquisition, such copies of any agreements entered into or proposed to be entered into by the Borrower in connection with such Permitted Acquisition, and shall deliver, as soon as available, to the Purchaser such other information about such Person or its assets as the Purchaser may reasonably require.

Section 7.24. Dispositions of Assets or Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, sell and leaseback, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse, or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(a) transactions involving the sale of inventory in the ordinary course of business;

(b) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower’s or such Subsidiary’s business;

(c) any sale, transfer or lease of assets by any Subsidiary of the Borrower to the Borrower;

(d) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

(e) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (d) above, provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) the aggregate net book value of all assets so sold by the Borrower and its Subsidiaries shall not exceed in any fiscal year five (5%) of the consolidated total assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP;

(f) any sale, transfer or lease of assets permitted under the First Mortgage Indenture;

(g) any issuance of shares of the capital stock of the Borrower to the Parent;

(h) any sale, transfer or lease of assets of any Inactive Subsidiary of the Borrower; and

(i) gas meter sale and leaseback transactions under the Permitted Sale and Leaseback Program.

Section 7.25. Subsidiaries as Guarantors. Except as provided in Section 7.22 and Section 7.23, the Borrower shall not, and shall not permit any of its Subsidiaries to, without the Purchaser’s consent (which shall not be unreasonably withheld) own or create, directly or indirectly, any Subsidiaries other than any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor and which executes and delivers to the Purchaser (i) a Guarantor Joinder in the form and substance acceptable to the Purchaser; and (ii) documents in the form and substance satisfactory to the Purchaser modified as appropriate to relate to such Subsidiary. The Borrower and the Guarantors shall deliver such Guarantor Joinder and related documents to the Purchaser within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation. In connection with any such joinder, the Purchaser may request, in its reasonable discretion, an opinion letter from counsel to such new Guarantor in form and substance substantially consistent with the opinions of counsel to Borrower delivered on the Closing Date.

Section 7.26. Restrictions on Payment of Dividends; Redemptions.

(a) The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or otherwise be bound by any agreement not to pay dividends or make distributions to the Borrower (in the case of any such Subsidiary) or to the Parent (in the case of the Borrower), except for the restrictions that are no more onerous than the restrictions set forth in this Agreement and the restrictions set forth in the First Mortgage Indenture, in each case as such restrictions exist as of the Closing Date.

(b) The Borrower shall not, and shall not permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock or other securities of the Borrower or any warrants, rights or options to acquire any such shares or other securities, now or hereafter outstanding, except that the Borrower may (a) declare and make any dividend payment or other distribution payable in common stock of the Borrower, (b) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares so long as no Event of Default or Default shall have occurred and is continuing or would result therefrom, and (c) declare and make its dividends, so long as, after giving effect thereto, no Event of Default shall have occurred and is continuing.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. The occurrence of any of the following events (including the expiration of any specified time) shall constitute an “Event of Default,” unless waived by the Purchaser in writing:

(a) Payments. The Borrower shall fail to pay, or cause to be paid, when due (i) any payment of the principal of, interest on or the Purchase Price of the Bonds or (ii) any other amount owed by the Borrower to the Purchaser pursuant to this Agreement or any of the Related Documents.

(b) Covenants. The Borrower shall fail to perform or observe any covenant set forth in Sections 6.03(a), 6.03(b), 6.03(c), 6.05, 6.08, 6.12, 6.18, 6.19, 6.20, 6.23 or Article VII.

(c) Other Covenants. The Borrower shall fail to perform any term, covenant, condition or provision of this Agreement or any of the Related Documents (other than as specified in any other subsection of this Section), which failure continues for thirty (30) days or more after any Authorized Officer (or other executive officer) of the Borrower becomes aware of such failure.

(d) Representations. Any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement, in any Related Document or in any certificate, financial statement or other statement furnished by or on behalf of the Borrower pursuant to this Agreement or any of the Related Documents shall prove to have been inaccurate, misleading or incomplete in any material respect when made or deemed to have been made.

(e) Other Documents. The occurrence of an Event of Default under any of the Related Documents.

(f) Default on Parity and Senior Debt. The Borrower shall fail to pay, or cause to be paid, when due any Debt secured by the First Mortgage Indenture which as to priority of payment is on a parity with or senior to the Bonds; or the occurrence of any act or omission by the Borrower under any Contract under or pursuant to which such Debt is incurred or issued which results in any Debt secured by the First Mortgage Indenture which as to priority of payment is on a parity with or senior to the Bonds becoming immediately due and payable.

(g) Default on Other Material Debt.

(i) A default or event of default shall occur at any time under (i) the First Mortgage Indenture under which the Borrower may be obligated as a borrower or guarantor in excess of $30,000,000.00 in the aggregate, or (ii) the terms of any other agreement involving borrowed money or the extension of credit or any other Debt under which the Borrower may be obligated as a borrower or guarantor in excess of $30,000,000.00 in the aggregate, and in each such case such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or

(ii) A default or event of default shall occur at any time under the terms of any agreement involving any off balance sheet transaction (including any asset securitization, sale/leaseback transaction, or Synthetic Lease, and, if they constitute off balance sheet transactions, the First Mortgage Indenture, under which the Borrower may be obligated as a borrower or guarantor in excess of $30,000,000.00 in the aggregate) with obligations in the aggregate thereunder for which the Borrower may be obligated in excess of $30,000,000.00, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any obligation when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any obligation (whether or not such right shall have been waived) or the termination of any such agreement.

(h) Contest of Validity; Invalidity.

(i) The Borrower shall in writing claim, or repudiate its obligations under, or initiate any legal proceedings to seek an adjudication that, any of the provisions that provide for the payment of principal of or interest on the Bonds or that establish the pledge of the Trust Estate in this Agreement or the Related Documents is not valid or binding on the Borrower;

(ii) Any court of competent jurisdiction or other Governmental Authority with jurisdiction to rule on the validity of this Agreement or the Related Documents shall find or rule in a final and nonappealable judgment of a duly constituted arbitration panel pursuant to Section 11.06 that any of the provisions that provide for the payment of principal of or interest on the Bonds or that establish the pledge of the Trust Estate in this Agreement or the Related Documents is not valid or binding on the Borrower; or

(iii) Except as provided in clauses (i) and (ii) above, any material provision of this Agreement or any of the Related Documents shall cease to be valid and binding or shall be declared null and void; or the Borrower or any Governmental Authority shall contest any such provision; or the Borrower or any agent or trustee on behalf of the Borrower shall deny that it has any further liability under any provision of this Agreement or any of the other Related Documents; or the Borrower shall (A) claim that this Agreement or any of the other Related Documents is not valid or binding on it, (B) repudiate its obligations under this Agreement or any of the other Related Documents, and/or (C) initiate any legal proceedings to seek an adjudication that this Agreement or any of the other Related Documents or the Borrower’s obligation to repay any Material Debt is not valid or binding on it.

(i) Judgments. Any final judgments or orders for the payment of money pursuant to the First Mortgage Indenture or in excess of $30,000,000.00 in the aggregate, to the extent not covered by insurance, shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry.

(j) Event of Insolvency. An Event of Insolvency shall have occurred with respect to the Borrower.

(k) Validity and Perfection of Liens. Any Lien created by this Agreement or any of the Related Documents in favor of the Trustee or the Purchaser, at any time and for any reason (except as expressly permitted to be released by the terms of such governing document) shall not constitute a valid and perfected Lien or shall fail to have the priority required by this Agreement and the Related Documents, or the Borrower shall so assert in writing.

(l) Authorization of Default. The adoption of any resolution of the Borrower to authorize any action or event that would constitute an Event of Default.

(m) Uninsured Losses; Proceedings Against Assets. The assets of the Borrower or the assets of any Subsidiary of the Borrower are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter or otherwise fully bonded or covered by insurance (subject to reasonable and customary deductible amounts);

(n) Notice of Lien or Assessment. A notice of Lien or assessment in excess of $15,000,000.00 (which is not a Permitted Lien) or an Environmental Complaint in excess of $15,000,000.00 is filed of record with respect to all or any part of any of the Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable except to the extent such non-payment is permitted by Section 6.06;

(o) Events Relating to Plans and Benefit Arrangements. Any of the following occurs: (i) any Reportable Event; (ii) proceedings shall have been instituted or other action taken to terminate any Plan in a distress termination; (iii) a trustee shall be appointed by the PBGC to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, which could reasonably be expected to result in a Material Adverse Change; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (vii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (viii) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiple Employer Plans Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii) or (viii) such occurrence could reasonably be expected to result in a Material Adverse Change;

(p) Cessation of Business. The Borrower or any Subsidiary of the Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 7.23, Section 7.24 or Section 7.04 or the Borrower or any Subsidiary of the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

(q) Change of Control. (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 25% or more of the voting capital stock of the Parent (provided that, for purposes of calculating the acquisition of beneficial ownership, any transfer of voting stock of the Parent by any Person or group of Persons to a Permitted Transferee shall be deemed not to constitute a conveyance and acquisition of such stock); (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent unless the individuals who were elected or appointed directors during such twelve (12) month period were elected or appointed by a majority of the individuals who were directors of the Parent on the first day of such period or by their duly appointed or elected successors; or (iii) the Parent shall cease to own 100% of the issued and outstanding equity interests of the Borrower.

Section 8.02. Consequences of an Event of Default. If an Event of Default specified in Section 8.01 shall occur, then in addition to any other rights or remedies available to the Trustee or the Purchaser under any of the Related Documents or under Applicable Law, the Purchaser may exercise any one or more of the following rights and remedies:

(a) by notice to the Borrower, accelerate all of the obligations of the Borrower under this Agreement and the Related Documents (other than the Bonds, which are subject to acceleration as provided in Section 8.02(c) and provided that acceleration of such obligations shall not be construed to mean termination of any Hedge Agreement entered into with respect to the Bonds, which shall be governed by the terms of such Hedge Agreement) whereupon such obligations shall become immediately due and payable without presentment, demand for payment, protest or notice of nonpayment or dishonor, or other notice of any kind or character, all of which are hereby expressly waived, and an action therefor shall immediately accrue; provided that, if any Event of Default described in Section 8.01(j) shall occur, all of the obligations of the Borrower under this Agreement and the Related Documents (including the Bonds but excluding any Hedge Agreement entered into with respect to the Bonds) shall automatically mature and be due and payable on the date of the occurrence of such Event of Default without presentment, demand for payment, protest or notice of any kind to the Borrower or any other Person, all of which are hereby expressly waived;

(b) either personally or by attorney or agent and without bringing any action or proceeding, or by such a receiver, take whatever action at law or in equity may appear necessary or desirable to collect the amounts due and payable under this Agreement or the Related Documents or to enforce performance or observance of any of the obligations of the Borrower under this Agreement and the Related Documents, whether for specific performance of any agreement or covenant of the Borrower or in aid of the execution of any power granted to the Purchaser in this Agreement or the Related Documents or as otherwise available at law or in equity;

(c) deliver a notice to the Trustee and the Borrower that an Event of Default has occurred and is continuing and directing the Trustee to take such other remedial action as is provided for in the Indenture;

(d) cure any Default, Event of Default or event of nonperformance under this Agreement or the Related Documents; provided, however, that the Purchaser shall have no obligation to effect such a cure;

(e) exercise, or cause to be exercised, any and all remedies as it may have under this Agreement or the Related Documents (other than as provided in subsection (b) above) and as otherwise available at law and at equity;

Section 8.03. Special Acceleration Terms for Certain Events of Default. Notwithstanding the provisions of Section 8.02(a),

(a) solely in the case of an Event of Default under Sections 8.01(a)(i), (e), (f), (g), (h)(i), (h)(ii), or (k), an acceleration pursuant to Section 8.02(a) shall not be declared or directed by the Purchaser until seven (7) days after the occurrence of such Event of Default; and

(b) solely in the case of an Event of Default under any other subsection of Sections 8.01(a) other than those specifically enumerated in Section 8.03(a) above, an acceleration pursuant to Section 8.02(a) shall require thirty (30) days’ prior written notice from the Purchaser to the Borrower.

Notwithstanding the foregoing, if any other holder, credit enhancer or insurer of Debt or any counterparty to any Hedge Agreement related thereto causes any such Debt or other obligations of the Borrower to become immediately due and payable, the Purchaser may immediately, without notice, avail itself of the remedies set forth in Sections 8.02(a) or 8.02(c) above and accelerate all of the obligations of the Borrower under this Agreement, the Bonds and the other Related Documents.

Section 8.04. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or which the Purchaser would otherwise have. The rights and remedies of the Purchaser are for the sole and exclusive benefit, use and protection of the Purchaser, and the Purchaser is entitled, but shall have no duty or obligation to the Issuer, the Borrower, the Trustee or any other Person or otherwise, (i) to exercise or to refrain from exercising any right or remedy reserved to the Purchaser hereunder or under any Related Document, or (ii) to cause the Trustee or any other Person to exercise or to refrain from exercising any right or remedy available to it under any of the Related Documents.

Section 8.05. Injunctive Relief. The Borrower recognizes that in the event an Event of Default occurs, any remedy of law may prove to be inadequate relief to the Purchaser; therefore, the Borrower agrees that the Purchaser, if the Purchaser so requests, shall be entitled to temporary and permanent relief in any such case.

ARTICLE IX

NATURE OF OBLIGATIONS; INDEMNIFICATION

Section 9.01. Obligations Absolute. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall not be subject to any right of setoff or counterclaim against the Purchaser or any Owner or any Participant and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any of the Related Documents or any other agreement or instrument delivered in connection herewith or therewith;

(b) any amendment or waiver of any provision of all or any of the Related Documents;

(c) the existence of any claim, setoff, defense or other rights which the Borrower may have at any time against the Trustee, the Paying Agent, the Issuer, the Purchaser (other than the defense of payment to the Purchaser in accordance with the terms of this Agreement), any Owner, any Participant or any other Person, whether in connection with this Agreement, the Related Documents or any transaction contemplated hereby or thereby or any unrelated transaction;

(d) any certificate or any other document presented under this Agreement or the Related Documents proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding this Section, the Purchaser acknowledges the Borrower may have the right to bring a collateral action with respect to one or more of the foregoing circumstances. The Borrower’s payment obligations shall remain in full force and effect pending the final disposition of any such action.

Section 9.02. Liability of the Purchaser. With respect to the Purchaser, the Borrower assumes any and all risks with respect to the acts or omissions of each of the Issuer, the Trustee and the Paying Agent in connection with this Agreement or any amounts made available by the Purchaser hereunder. Neither the Purchaser nor any of the officers, directors, employees or agents thereof shall be liable or responsible for any of the following: (i) the use that may be made of the Bond Proceeds or any amounts made available by the Purchaser hereunder or for any acts or omissions of the Issuer, the Trustee, the Paying Agent or the Borrower in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Purchaser against presentation of documents which do not comply with the terms of this Agreement, including failure of any documents to bear any reference or adequate reference to this Agreement; (iv) the solvency of any other Person; or (v) any other circumstances whatsoever in making or failing to make payment under this Agreement or any Related Document, except only that the Borrower shall have a claim against the Purchaser, and the Purchaser shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special, indirect or punitive damages (the right to receive consequential, special, indirect or punitive damages being hereby waived by the Borrower), suffered by the Borrower which are determined by a final and nonappealable judgment of a duly constituted arbitration panel pursuant to Section 11.06 to be caused by the Purchaser’s willful misconduct or gross negligence in connection with the administration of this Agreement. In furtherance and not in limitation of the foregoing, the Purchaser may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.03. Indemnification.

(a) In addition to any and all other rights of reimbursement, indemnification, subrogation and other similar rights pursuant to the Related Documents or under law or equity, the Borrower hereby covenants and agrees to defend, indemnify and hold harmless the Purchaser and each Owner or Participant and their respective Affiliates and the officers, directors, employees and agents of the Purchaser and each Owner or Participant and their respective Affiliates (each, an “Indemnitee”) from and against any and all claims, causes of action, judgments, fines, penalties, damages, losses, liabilities and expenses whatsoever (including reasonable attorneys’ fees) which may be incurred by an Indemnitee or which may be claimed against an Indemnitee by any Person whatsoever (collectively, the “Liabilities”) by reason of or directly or indirectly in connection with any of the transactions contemplated by this Agreement and the Related Documents including, without limitation, (a) the execution, delivery or performance or transfer of, or payment or failure to pay under this Agreement or any Related Document; (b) the issuance, offering, purchase, sale, remarketing or resale of the Bonds; (c) the use of the Bond Proceeds; or (d) the untruth or material inaccuracy of any warranty or representation made by the Borrower in this Agreement or any Related Document or in any certificate furnished thereunder or the breach or nonperformance by the Borrower of any covenant contained in this Agreement or any Related Document or any other Default or Event of Default under this Agreement or any of the Related Documents; provided that the Borrower shall not be required to indemnify an Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Indemnitee as determined in a final, non-appealable determination by a duly constituted arbitral panel pursuant to Section 11.06. If any proceeding shall be brought or threatened against an Indemnitee, as a condition of indemnity hereunder such Indemnitee shall promptly notify the Borrower in writing and the Borrower shall assume the defense thereof, including the employment of counsel satisfactory to such Indemnitee and the payment of all reasonable costs of litigation. Notwithstanding the preceding sentence, each Indemnitee shall have the right to employ its own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Borrower, or (ii) the Borrower, after due notice of the action, shall not have employed counsel satisfactory to such Indemnitee to have charge of such defense, in either of which events the reasonable fees and expenses of counsel for such Indemnitee shall be borne by the Borrower. Nothing under this Section is intended to limit the Borrower’s payment obligations hereunder or under any Related Documents.

(b) The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Bonds and the obligations of the Borrower thereunder and hereunder.

ARTICLE X

CONVERSION OF INTEREST RATE DETERMINATION METHOD

Section 10.01. Conversion. So long as the Purchaser is the Owner of all the Outstanding Bonds, the Borrower may provide written notice to the Purchaser in the form of Exhibit B of its desire to change the Interest Rate Determination Method of the Bonds (including conversion to a new Bank Index Rate Period) and requesting that the Purchaser purchase such Bonds subject to such new Rate Period. By making any such request, the Borrower shall be deemed to represent and warrant that (a) no Default has occurred and is continuing, (b) no Material Litigation is pending, (c) no Material Adverse Change has occurred and (d) all representations and warranties of the Borrower made in this Agreement are true and correct and are deemed to be made as of the date of such request. The Purchaser may agree to such purchase of the Bonds subject to such new Rate Period in its sole discretion. If the Purchaser and the Borrower agree to the terms for the Bonds following the proposed conversion and the interest rate that the Bonds shall bear following the proposed conversion meets the requirements of Section 2.3(E)(4) of the Indenture, the Borrower and the Purchaser may cause the conversion of the Bonds by the process described in Section 2.3(E)(4), (5) and (6), as applicable, of the Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Reserved.

Section 11.02. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrower from any such provision shall in any event be effective unless the same shall be in writing and signed by the Purchaser. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event any agreement contained in this Agreement should be breached by the Borrower and thereafter waived by the Purchaser, such waiver shall be limited to the particular breach so waived for the specific period set out in such waiver and such waiver shall not constitute a waiver of such breach for any other period and shall not waive any other or similar breach hereunder.

Section 11.03. Counterparts. This Agreement may be signed in any number of counterpart copies (and by different parties on different counterparts), each of which shall constitute an original but all such copies shall constitute one and the same instrument.

Section 11.04. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile and electronic mail communication), unless otherwise expressly permitted hereunder, and shall be properly addressed and sent by registered or certified mail or by express courier for next Business Day delivery and shall be deemed received as follows: (a) if by registered or certified mail, five (5) days after mailing; (b) if by express courier, on the next Business Day; (c) if by facsimile, when confirmation of transmission is obtained if prior to 5:00 p.m. local time on a Business Day, and otherwise, on the next Business Day and (d) if by electronic mail, on the date such electronic mail is sent or if such day is not a Business Day, then on the immediately succeeding Business Day; provided that service of a notice prescribed by any Applicable Law shall be considered complete when the requirements of such Applicable Law are met. Notices by electronic mail (e mail) shall not constitute notice under this Agreement without the confirmation of receipt thereof and are only to be used in addition to notice given as prescribed under subsections (a), (b) or (c) of this Section. All notices shall be sent to the applicable party at the following address or in accordance with the last unrevoked written direction from such party to the other party hereto and the Trustee:

if to the Borrower, addressed to it at:

New Jersey Natural Gas Company
1415 Wyckoff Road
P.O. Box 1464
Wall, New Jersey 07719
Attention:	Treasurer
(with a concurrent copy to the General Counsel)
Telephone:	(732) 938-1114
Facsimile:	(732) 938-3154
E-Mail:	PMigliaccio@njresources.com

or if to the Purchaser, addressed to it at:

Wells Fargo Municipal Capital Strategies, LLC
c/o Wells Fargo Bank, National Association
375 Park Avenue
New York, NY 10152
Attention:	Frederick W. Price
Telephone:	(704) 374-4062
Facsimile:	(704) 715-1486
E-Mail:	rick.w.price@wellsfargo.com

or if to the Trustee, addressed to it at:

U.S. Bank National Association
21 South Street, 3rd Floor
Morristown, New Jersey 07960
Attention:	Christopher Golabek
Telephone:	(973) 898-7169
Facsimile:	(973) 682-4531
E-Mail:	christopher.golabek@usbank.com

The Purchaser may in its sole discretion rely on any notice (including telephone communication or e mail communication) purportedly made by or on behalf of the Borrower or the Trustee, but it shall have no duty to accept any notice not given as prescribed in this Section and shall have no duty to verify the identity or authority of the Person giving such notice, unless such actions or omissions would amount to gross negligence or intentional misconduct.

Section 11.05. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 11.06. Arbitration.

(a) Binding Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys and other agents), whether in tort, contract or otherwise in any way arising out of or relating to this Agreement including, without limitation, (i) any credit subject hereto, or any of the Related Documents (other than any Hedge Agreement), and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; and (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Any arbitrator appointed to serve in the arbitration shall be a neutral practicing attorney licensed in the State or a neutral retired member of the State or federal judiciary, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator(s) will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator(s) shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof together with such ancillary relief as the arbitrator(s) deem necessary to make effective any award. The arbitrator(s) shall also have the power to award recovery of all costs and fees, including attorneys’ fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the applicable State rules of civil procedure, the Rules or other Applicable Law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator(s) upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Related Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrator(s) and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures required in the ordinary course of its business or by Applicable Law. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to this Agreement or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Agreement or any of the Related Documents or any relationship between the parties.

Section 11.07. Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND TOGETHER WITH ANY DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE AND APPLICABLE FEDERAL LAW, WITHOUT REGARD TO CHOICE OF LAW RULES.

(b) Consent to Jurisdiction. IN THE EVENT THAT A DISPUTE IS NOT SUBMITTED TO ARBITRATION AS PROVIDED FOR IN SECTION 11.06 FOR ANY REASON, BUT BECOMES THE SUBJECT OF A JUDICIAL ACTION, EACH PARTY HERETO CONSENTS TO AND SUBMITS TO IN PERSONAM JURISDICTION AND VENUE IN THE STATE AND IN THE FEDERAL DISTRICT COURTS WHICH ARE LOCATED IN THE STATE. EACH PARTY ASSERTS THAT IT HAS PURPOSEFULLY AVAILED ITSELF OF THE BENEFITS OF THE LAWS OF THE STATE AND WAIVES ANY OBJECTION TO IN PERSONAM JURISDICTION ON THE GROUNDS OF MINIMUM CONTACTS, WAIVES ANY OBJECTION TO VENUE, AND WAIVES ANY PLEA OF FORUM NON CONVENIENS. THIS CONSENT TO AND SUBMISSION TO JURISDICTION IS WITH REGARD TO ANY ACTION RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY’S ACTIONS TOOK PLACE IN THE STATE OR ELSEWHERE IN THE UNITED STATES OF AMERICA, THIS

SUBMISSION TO JURISDICTION IS NONEXCLUSIVE, AND DOES NOT PRECLUDE EITHER PARTY FROM OBTAINING JURISDICTION OVER THE OTHER IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) Waiver of Jury Trial. IN THE EVENT THAT A DISPUTE IS NOT SUBMITTED TO ARBITRATION AS PROVIDED FOR IN SECTION 11.06 FOR ANY REASON, BUT BECOMES THE SUBJECT OF A JUDICIAL ACTION, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE RELATED DOCUMENTS, TO THE FULLEST EXTENT PERMITTED BY LAW. IT IS HEREBY ACKNOWLEDGED THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PURCHASER TO PURCHASE THE BONDS AND THAT THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE BORROWER AND THE PURCHASER IS MADE IN RELIANCE UPON SUCH WAIVER. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE FOLLOWING CONSULTATION WITH ITS RESPECTIVE LEGAL COUNSEL.

(d) The covenants and waivers made pursuant to this Section shall be applicable to any subsequent amendments, renewals, supplements or modifications of this Agreement.

Nothing in this Section shall affect the right of the Purchaser to serve legal process in any other manner permitted by Law or affect the right of the Purchaser to bring any suit, action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 11.08. Successors and Assigns.

(a) Generally. This Agreement is a continuing obligation and shall be binding upon the Borrower, its successors, transferees and assigns and shall inure to the benefit of the Purchaser and each Transferee and their respective permitted successors, transferees and assigns. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser and each Transferee may, in its sole discretion and in accordance with Applicable Law, from time to time assign, sell or transfer in whole or in part, this Agreement, its interest in the Bonds and the other Related Documents in accordance with the provisions of subsections (c) or (d) below. The Purchaser and each Transferee may at any time and from time to time pledge or assign a certain security interest in accordance with the provisions of subsection (e) below and enter into participation agreements in accordance with the provisions of subsection (f) below.

(b) Designation of Purchaser. Wells Fargo Municipal Capital Strategies, LLC shall be the Purchaser hereunder until such time as the Majority Bondholder designates an alternate Person to serve as the Purchaser hereunder by delivery of written notice to the Borrower and the Trustee and such Person accepts and agrees to act as the Purchaser hereunder and under the Related Documents. The Majority Bondholder may so designate an alternate Person to act as the Purchaser from time to time. Upon acceptance and notification thereof to the Borrower and the Trustee, the successor to the Purchaser for such purposes shall thereupon succeed to and become vested with all of the rights, powers, privileges and responsibilities of the Purchaser, and Wells Fargo Municipal Capital Strategies, LLC or any other Person being replaced as the Purchaser shall be discharged from its duties and obligations as the Purchaser hereunder.

(c) Sales and Transfers to a Bank Transferee. Without limitation of the foregoing generality, the Purchaser may at any time sell or otherwise transfer to one or more transferees all or a portion of the Bonds to a Person that is (i) an Affiliate of the Purchaser or (ii) a trust or other custodial arrangement established by the Purchaser or an Affiliate of the Purchaser, the owners of any beneficial interest in which are limited to Qualified Institutional Buyers (each, a “Bank Transferee”). From and after the date of such sale or transfer, Wells Fargo Municipal Capital Strategies, LLC (and its successors) shall continue to have all of the rights of the Purchaser hereunder and under the Related Documents as if no such transfer or sale had occurred; provided, however, that (A) no such sale or transfer referred to in clause (i) or (ii) of this subsection shall in any way affect the obligations of the Purchaser hereunder, (B) the Borrower and the Trustee shall be required to deal only with the Purchaser with respect to any matters under this Agreement and (C) in the case of a sale or transfer referred to in clause (i) or (ii) of this subsection, only the Purchaser shall be entitled to enforce the provisions of this Agreement against the Borrower.

(d) Sales and Transfers to a Non-Bank Transferee. (i) Without limitation of the foregoing generality, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld and shall only be required so long as no Default or Event of Default has occurred and is continuing, the Purchaser or any Owner may at any time sell or otherwise transfer to one or more transferees which are not Bank Transferees but each of which constitutes a Qualified Institutional Buyer that is a commercial bank organized under the laws of the United States or any state thereof, or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and, in any such case, having a combined capital and surplus, determined as of the date of any transfer pursuant to this subsection (d), of not less than $5,000,000,000 (each a “Non-Bank Transferee”) all or a portion of the Bonds if (A) written notice of such sale or transfer, including that such sale or transfer is to a Non-Bank Transferee, together with addresses and related information with respect to the Non-Bank Transferee, shall have been given to the Borrower, the Trustee and the Purchaser (if the Purchaser is not the Owner) by such selling Owner and Non-Bank Transferee, and (B) the Non-Bank Transferee shall have delivered to the Borrower, the Trustee and the selling Owner, an investment letter in substantially the form attached as Exhibit B to the Indenture (the “Investor Letter”).

(ii) From and after the date the Borrower has provided its written consent, if such consent is required, and the Borrower, the Trustee and the selling Owner have received written notice and an executed Investor Letter, (A) the Non-Bank Transferee thereunder shall be a party hereto and shall have the rights and obligations of an Owner hereunder and under the Related Documents, and this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Non-Bank Transferee, and any reference to the assigning Owner hereunder and under the Related Documents shall thereafter refer to such transferring Owner and to the Non-Bank Transferee to the extent of their respective interests, and (B) if the transferring Owner no longer owns any Bonds, then it shall relinquish its rights and be released from its obligations hereunder and under the Related Documents.

(e) Certain Pledges. The Purchaser may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, the Bonds and the other Related Documents to secure obligations of the Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for the Purchaser as a party hereto.

(f) Participations. The Purchaser shall have the right to grant participations in all or a portion of the Purchaser’s interest in this Agreement, the Bonds and the other Related Documents to one or more other banking institutions, and such participants shall, except as set forth in the clause (ii) of this subsection, be entitled to the benefits of the this Agreement and the Related Documents to the same extent as if they were a direct party to this Agreement; provided, however, that (i) no such participation by any such Participant shall in any way affect the obligations of the Purchaser hereunder and (ii) the Issuer, the Trustee and the Borrower shall be required to deal only with the Purchaser with respect to any matters under this Agreement and the Related Documents and no such Participant shall be entitled to enforce against the Borrower any provision hereunder.

Section 11.09. Complete and Controlling Agreement. This Agreement and the Related Documents completely set forth the agreements between the Purchaser and the Borrower and fully supersede all prior agreements, both written and oral, between the Purchaser and the Borrower relating to all matters set forth herein.

Section 11.10. Patriot Act. The Purchaser hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Purchaser to identify the Borrower in accordance with the Patriot Act. The Borrower hereby agrees that it shall promptly provide such information upon request by the Purchaser.

Section 11.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated by this Agreement and the Related Documents (including in connection with any amendment, waiver or other modification of this Agreement or of any Related Document), the Borrower acknowledges and agrees that: (a)(i) any arranging, structuring and other services regarding this Agreement and the Related Documents provided by the Purchaser or any Affiliate of the Purchaser are arm’s length commercial transactions between the Borrower on the one hand, and the Purchaser and any Affiliate of the Purchaser on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the Related Documents; (b)(i) the Purchaser and each Affiliate of the Purchaser is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (ii) neither the Purchaser nor any Affiliate of the Purchaser has any obligation to the Borrower with respect to the transactions contemplated by this Agreement and the Related Documents, except those obligations expressly set forth herein; and (c) the Purchaser and each Affiliate of the Purchaser may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and neither the Purchaser nor any Affiliate of the Purchaser has any obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by Applicable Laws, the Borrower hereby waives and releases any claims that it may have against the Purchaser and each Affiliate of the Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the transactions contemplated by this Agreement and the Related Documents.

Section 11.12. Payment Set Aside. To the extent that the Purchaser or any Owner receives any payment from or on behalf of the Borrower, or the Purchaser exercises its right of setoff, which payment or setoff amount or any part thereof is subsequently invalidated, declared to constitute a fraudulent conveyance or preferential transfer, set aside, or required to be repaid (including pursuant to any settlement entered into by the Purchaser or any Owner in its discretion) to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause (collectively, “Set Aside”); then, to the extent of any such Set Aside, the obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or setoff amount had not been received by the Purchaser or such Owner.

Section 11.13. Contractual Interpretation. The parties acknowledge that they have read and fully understand the terms of this Agreement, have consulted with such attorneys, accountants, advisors, or other professionals as they have deemed appropriate prior to executing this Agreement with adequate opportunity and time for review thereof, and are fully aware of its contents and of its legal effect. Accordingly, neither this Agreement nor any ambiguity herein shall be construed against any party on the grounds that such party drafted this Agreement and instead, this Agreement shall be interpreted as though drafted equally by all parties.

Section 11.14. Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts”, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature. Each party hereto agrees, promptly after its manual execution of this Agreement and any amendments thereto, to provide the other a manually signed original signature hereto or thereto, as the case may be.

Section 11.15. Confidentiality.

(a) The Purchaser agrees to keep confidential all information obtained from the Borrower or its Subsidiaries which is nonpublic or otherwise confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. The Purchaser shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to Transferees as contemplated by Section 11.08, and prospective Transferees, provided that prior to such disclosure, such parties agree in writing to be bound by this undertaking of confidentiality set forth in this Section 11.16 and (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by Applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, if it becomes publicly available other than as a result of a breach of this Agreement or becomes available and is not reasonably known to be subject to confidentiality restrictions, or if the Borrower shall have consented to such disclosure.

(b) The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Purchaser or by one or more Subsidiaries or Affiliates of the Purchaser and the Borrower hereby authorizes the Purchaser to share any information delivered to the Purchaser by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Purchaser to enter into this Agreement, to any such Subsidiary or Affiliate of the Purchaser, it being understood that any such Subsidiary or Affiliate of the Purchaser receiving such information shall be bound by the provisions of this Section 11.16 as if it were the initial Purchaser hereunder. Such authorization shall survive the repayment of the Bonds and the other obligations owed hereunder and the termination of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Continuing Covenant Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

NEW JERSEY NATURAL GAS COMPANY

By	/s/ Kathleen T. Ellis
Name:	Kathleen T. Ellis
Title:	Executive Vice President and Chief
Operating Officer

[Signatures continued on following page]

S-1

[Signature page to Continuing Covenant Agreement]

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Kristina Eng
Name:	Kristina Eng
Title:	Vice President

S-2

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

The undersigned, a principal financial officer of the New Jersey Natural Gas Company (the “Borrower”), hereby certifies as follows to Wells Fargo Municipal Capital Strategies, LLC (the “Purchaser”), with reference to that certain Continuing Covenant Agreement dated as of September 24, 2014 (the “Agreement”), between the Borrower and the Purchaser (any capitalized terms used herein and not defined shall have its respective meaning as set forth in the Agreement):

1. The undersigned has made a review of all activities of the Borrower during the preceding fiscal year of the Borrower ended                      for the purpose of determining whether or not the Borrower has complied with all of the terms, provisions and conditions of the Agreement and the Related Documents.

2. [Borrower to select one]:

[To the best of the undersigned’s knowledge, the Borrower has kept, observed, performed and fulfilled each and every covenant, provision and condition in the Agreement (including, without limitation, those financial covenants set forth in Section 7.14 of the as calculated below) and in the Related Documents on its part to be performed and no Event of Default or Default has occurred.]

OR

[An Event of Default or Default has occurred under [Section          of the Agreement][Section          of the [Insert name of applicable Related Document]. (If selected, the Borrower must specify the specific event or condition, the nature and status thereof and any remedial steps taken or proposed to correct such event or condition.)]

3. Calculation of Maximum Leverage Ratio.

Consolidated Total Indebtedness:

divided by

Consolidated Total Capitalization:

Actual Leverage Ratio:	to 1.00

Covenant Requirement:	0.65 to 1.00

Compliance? (circle one): YES NO

All amounts and calculations set forth in this Certificate are accurate and complete in all respects and are made in accordance with the Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has executed and delivered this Certificate as of the      day of             ,         .

NEW JERSEY NATURAL GAS COMPANY

By
Name
Title

EXHIBIT B

FORM OF

REQUEST FOR CONVERSION OF BANK INDEX RATE PERIOD

[DATE]

Wells Fargo Municipal Capital Strategies, LLC

375 Park Avenue

New York, NY 10152

Attention:

New Jersey Economic Development Authority

$9,545,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011A (Non-AMT)

(New Jersey Natural Gas Company Project)

New Jersey Economic Development Authority

$41,000,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011B (AMT)

(New Jersey Natural Gas Company Project)

New Jersey Economic Development Authority

$46,500,000 Natural Gas Facilities Refunding Revenue Bonds,

Series 2011C (AMT)

(New Jersey Natural Gas Company Project)

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Indenture, dated as of September 1, 2014 (the “Indenture”), between New Jersey Electric Development Authority and U.S. Bank National Association, as Trustee and that certain Continuing Covenant Agreement dated as of September 24, 2014 (the “Continuing Covenant Agreement”), between the New Jersey Natural Gas Company (the “Borrower”) and Wells Fargo Municipal Capital Strategies, LLC, as Purchaser (the “Purchaser”). All capitalized terms contained herein which are not specifically defined shall have the meanings assigned to such terms in the Indenture.

The Borrower hereby requests, pursuant to Section 10.01 of the Continuing Covenant Agreement, a conversion of the Interest Rate Determination Method for the Bonds to the [Index Interest Rate][Term Interest Rate][Daily Interest Rate][Weekly Interest Rate][Bank Index Rate] on [DATE] (the “Conversion Date”). The Borrower further requests that the Bank Index Rate Period Purchase Date for the Bonds be extended to [DATE] (the “Extended Direct Purchaser Period Purchase Date”). The Bonds shall bear interest at the [Index Interest Rate][Term Interest Rate][Daily Interest Rate][Weekly Interest Rate][Bank Index Rate] from the Conversion Date to the Extended Bank Index Rate Period Purchase Date and the Bonds shall be subject to mandatory purchase at the Purchase Price thereof on such date as provided in the Indenture.

B-1

In connection with such request, the Borrower hereby represents and warrants that:

(a) no Default or Event of Default has occurred and is continuing under the Continuing Covenant Agreement;

(b) no Material Litigation (as defined in the Continuing Covenant Agreement) is pending;

(c) no Material Adverse Change (as defined in the Continuing Covenant Agreement) has occurred; and

(d) all representations and warranties of the Borrower in the Continuing Covenant Agreement are true and correct and are deemed to be made on the date hereof.

We have enclosed along with this request the following information:

1.	The outstanding principal amount of the Bonds;

2.	The nature of any and all Defaults and Events of Default; and

3.	Any other pertinent information previously requested by the Purchaser.

Please advise if the foregoing terms are acceptable.

Very truly yours,

NEW JERSEY NATURAL GAS COMPANY

By
Name
Title

B-2

EXHIBIT C

PERMITTED LIENS

PART A

I. Jurisdiction: New Jersey Department of Treasury

Secured Party	Filing Date	Filing Number	Filing Type[1]	Collateral Summary
BNY Midwest Trust Company, as Trustee	5/31/2007	2418782-4	I	Transmitting Utility filing – covers property under Indenture and Mortgage and Deed of Trust dated April 1, 1952 (as supplemented and amended from time to time)
	4/24/2012	24187824	C	Continuation

II. Liens consisting of the First Mortgage Bonds issued under the First Mortgage Indenture which secure (i) the loan agreements identified on Exhibit D (with a net principal Debt under the Series II, JJ, KK, MM, NN and OO First Mortgage Bonds and the related loan agreements of $132,845,000), (ii) the promissory note or promissory notes in the original aggregate principal amount of $125,000,000 issued under a note purchase agreement (with a net principal Debt under both the Series LL First Mortgage Bonds and related promissory note(s) of $125,000,000 as described on Exhibit D), (iii) the promissory note or promissory notes in the original aggregate principal amount of $50,000,000 issued under a note purchase agreement (with a net principal Debt under both the Series PP First Mortgage Bonds and related promissory note or promissory note(s) of $50,000,000 as described on Exhibit D) and (iv) the promissory note or promissory notes in the original aggregate principal amount of $125,000,000 issued under a note purchase agreement (with a net principal Debt of $125,000,000 under both the Series QQ First Mortgage Bonds and Series RR First Mortgage Bonds and related promissory note(s) of $125,000,000, as described on Exhibit D), including any amendments, extensions, renewals or refinances of any or all of the foregoing so long as such net principal Debt is permitted under Section 7.13(c).2

[1]	Filing Types: I: Initial Filing; A: Amendment; C: Continuation.
[2]	Capitalized terms used in Part A, Item II but not defined therein have the meanings assigned to those terms in the Credit Agreement dated May 15, 2014 (the “NJNG Credit Agreement”), by and among New Jersey Natural Gas Company, the Lenders Party Thereto, PNC Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and U.S. Bank National Association, TD Bank, N.A. and Santander Bank, N.A., as Documentation Agents and PNC Capital Markets LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers.

PART B

Jurisdiction: New Jersey Department of Treasury

Secured Party	Filing Date	Filing Number	Filing Type	Collateral Summary
Banc of America Leasing & Capital, LLC	11/23/2009	2544901-3	I	Leased equipment
Banc of America Leasing & Capital, LLC	11/23/2009	2544924-2	I	Leased equipment
Banc of America Leasing & Capital, LLC	12/26/2008	2508293-7	I	Leased equipment
	11/15/2013	25082937	C	Continued
Banc of America Leasing & Capital, LLC	2/11/2010	2554011-6	I	Leased equipment
Banc of America Leasing & Capital, LLC	12/17/2007	2450743-1	I	Leased equipment
	1/16/2008	2450743-1	A	Assignment to: Farm Credit Leasing Services Corporation
	11/26/2012	24507431	C	Continuation
IBM Credit LLC	12/8/2008 (Lapsed)	25052435	I	IBM equipment – precautionary filing
Banc of America Leasing & Capital, LLC	1/6/2006	2337501-7	I	Leased equipment
	1/5/2011	2337501-7	C	Continuation
Forsythe McArthur Associates, Inc.	4/3/2001	2034417	I	Leased computer equipment – informational purposes only
	1/19/2006	2034417	C	Continuation
	1/26/2011	2034417	C	Continuation
	5/18/2011	2034417	A	Amend Secured Party address

Assignor: Hannon Armstrong NJ Funding LLC Secured Party: Hannon Armstrong Multi-Asset Infrastructure Trust	5/29/2009	2524135-8	I	All right, title and interest of Debtor in and to all moneys due and to become due in respect of Task Force Order No. JN-08, dated March 19, 2009 issued by the Naval Facilities Engineering Command pursuant to Area Wide Contract No. GS-OOP-99-BSD-0115
	1/23/2014	25241358	C	Continuation
Fleet Capital Corporation	12/27/2004	2275156-0	I	Leased goods generally described as gas meters and related equipment
	12/7/2009	22751560	C	Continuation

CIT Communications Finance Corporation	8/17/1009	2533081-6	I	Leased equipment
Banc of America Leasing & Capital, LLC	12/31/2009	25219640-6	I	Leased equipment
IBM Credit LLC	6/9/2008 (Lapsed)	24773331	I	Leased equipment – precautionary filing
Secured Party: State Street Bank and Trust Company of Connecticut, National Association as Owner Trustee Assignee: Fleet National Bank of Connecticut as Indenture Trustee	1/10/1996	1676447	I	Precautionary filing in connection with leasing transaction – not to be construed as indicating that the transaction is other than a true lease
	1/9/2001	1676447	A	Amend Secured Party address
	1/9/2001	1676447	C	Continuation
	10/24/2005	1676447	A	Assignment to: U.S. Bank National Association as Indenture Trustee
	11/4/2005	1676447	C	Continuation
	7/15/2010	1676447	C	Continuation
Banc of America Leasing & Capital, LLC	10/1/2009	25385373	I	Leased equipment
Banc of America Leasing & Capital, LLC	1/12/2007	2399117-0	I	Leased equipment
	1/10/2012	2399117-0	C	Continuation
Banc of America Leasing & Capital, LLC	8/19/2009	2533223-0	I	Leased equipment
Banc of America Leasing & Capital, LLC	12/28/2012	50411942	I	Leased equipment
Assignor: Hannon Armstrong NJ Funding LLC Secured Party: Hannon Armstrong Multi-Asset Infrastructure Trust	8/20/2009	25333619	I	All right, title and interest of Debtor in and to all moneys due and to become due in respect of Task Force Order No. JN-09, dated July 31, 2009 issued by the NAVFAC Mid-Atlantic dated August 16, 1999
Banc of America Leasing & Capital, LLC	12/27/2013	50709494	I	Leased equipment
Banc of America Leasing & Capital, LLC	2/7/2011	2593338-3	I	Leased equipment
Banc of America Leasing & Capital LLC	7/3/2010	2565672-5	I	Leased equipment
Assignor: Banc of America Leasing & Capital, LLC Secured Party: The Fifth Third Leasing Company	12/21/2011	26124148	I	Leased equipment

CIT Communications Finance Corporation	12/21/2010	2587437-2	I	Leased equipment
Assignor: Banc of America Leasing & Capital, LLC Secured Party: The Fifth Third Leasing Company	12/21/2011	26124148	I	Leased equipment
CIT Finance LLC	3/6/2014	50763362	I	Leased equipment
CIT Communications Finance Corporation	4/1/2009	2518096-1	I	Leased equipment
	5/11/2011	2518096-1	A	Amendment - Disclaimer of Interest Letter
Assignor: Banc of America Leasing & Capital, LLC Secured Party: The Fifth Third Leasing Company	12/24/2009	2548926-2	I	Leased equipment

Canon Financial Services, Inc.	2/25/2013	504543231	I	Equipment subject to a lease, rental agreement or other instrument between Debtor and Secured Party and all attachments, replacements, etc; all insurance, warranty and claims against third parties with respect to the Equipment; all software and other intellectual property rights used in connection therewith; all proceeds of the foregoing; and all books and records regarding the foregoing

Jurisdiction: Monmouth County, New Jersey

Secured Party	Filing Date	Filing Number	Filing Type	Collateral Summary
State Street Bank and Trust Company as Indenture Trustee	1/10/1996	77677	I	Precautionary Filing – True Lease, dated as of December 21, 1995, relating to a certain Wyckoff Road property and covering the right, title and interest in and to the building, land, fixtures, certain listed personalty and any proceeds thereof
	11/16/2005	2005194252	A	Assignment to U. S. Bank National Association, as Indenture Trustee
	12/22/2005	2005224411	C	Continuation
	9/16/2010	2010085619	C	Continuation

EXHIBIT D

EXISTING INDEBTEDNESS1

1. First Mortgage Bonds (Secured)2

Series	Rate	Maturity Date	Principal Amt.
Series II3	4.5%	8/1/23	$10,300
Series JJ3	4.6%	8/1/24	$10,500
Series KK3	4.9%	10/1/40	$15,000
Series LL4	5.6%	5/15/18	$125,000
Series MM3	Var.	9/1/27	$9,545
Series NN3	Var.	8/1/35	$41,000
Series OO3	Var.	8/1/41	$46,500
Series PP5	3.15%	4/15/28	$50,000
Series QQ6	3.58%	3/13/24	$70,000
Series RR6	4.61%	3/13/44	$55,000

Total First Mortgage Bonds			$432,845

[1]	Except as noted in below, all amounts are as of June 30, 2014, and are in thousands ($000).
[2]	These bonds are issued pursuant to the Indenture of Mortgage and Deed of Trust dated April 1, 1952, as amended (the “Indenture”), of the Borrower to BNY Midwest Trust Company (as successor trustee to Harris Trust and Savings Bank), as trustee, which has been amended and restated by that certain Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement, dated as of September 1, 2014 (the “Amended and Restated Indenture”), between the Borrower and U.S. Bank National Association, as trustee.
[3]	Each of the Series II, JJ, KK, MM, NN and OO First Mortgage Bonds was issued in conjunction with the Borrower entering into a related Loan Agreement with the New Jersey Economic Development Authority (the “Authority”). The Borrower is obligated under each Loan Agreement to pay amounts sufficient to pay amounts due on certain tax-exempt bonds issued by the Authority under the Loan Agreements (the “Authority Bonds”). The Loan Agreements are described below. These Authority Bonds (and the Borrower’s obligations under the Loan Agreements) match the respective principal amounts, interest rates and maturity dates of the related Series II, JJ, KK, MM, NN and OO First Mortgage Bonds. Each of the aforementioned First Mortgage Bonds was issued to serve as security for the repayment of the Authority Bonds under the terms of the related Loan Agreement and the related supplement to the Indenture, which has been amended and restated by the Amended and Restated Indenture.
[4]	The LL First Mortgage Bonds were issued in conjunction with the issuance of the Senior Secured Notes of the Borrower in the aggregate principal amount of $125,000,000 under that certain Note Purchase Agreement dated as of May 15, 2008 (the “LL Secured Note Purchase Agreement”) by and among the Borrower and the purchasers named therein. These Senior Secured Notes bear interest at 5.60%, and have a maturity date of 5/15/18, which match the rate and maturity date of the LL First Mortgage Bonds. The LL First Mortgage Bonds were issued to serve as security for the repayment of the Senior Secured Notes under the terms of the LL Secured Note Purchase Agreement and the Thirty-Second Supplemental Indenture dated as of May 1, 2008 to the Indenture, which has been amended and restated by the Amended and Restated Indenture.
[5]	The PP First Mortgage Bonds were issued in conjunction with the issuance of the Senior Secured Notes of the Borrower in the aggregate principal amount of $50,000,000 under that certain Note Purchase Agreement dated as of February 8, 2013 (the “PP Secured Note Purchase Agreement”) by and among the Borrower and the purchasers named therein. These Senior Secured Notes bear interest at 3.15%, and have a maturity date of 4/15/28, which match the rate and maturity date of the PP First Mortgage Bonds. The PP First Mortgage Bonds were issued to serve as security for the repayment of the Senior Secured Notes under the terms of the PP Secured Note Purchase Agreement and the Thirty-Fourth Supplemental Indenture dated as of April 1, 2013 to the Indenture, which has been amended and restated by the Amended and Restated Indenture.
[6]	The QQ and RR First Mortgage Bonds were issued in conjunction with the issuance of the Series A and Series B Senior Secured Notes of the Borrower in the aggregate principal amount of $125,000,000 under that certain Note Purchase Agreement dated as of February 7, 2014 (the “QQ and RR Secured Note Purchase Agreement”) by and among the Borrower and the purchasers named therein. $70 million Series A Senior Secured Notes issued thereunder bear interest at 3.58%, and have a maturity date of 3/13/24, which match the rate and maturity date of the QQ First Mortgage Bonds, while the $55 million Series B Senior Secured Notes issued thereunder bear interest at 4.61% and have a maturity date of 3/13/44, which match the rate and maturity date of the RR First Mortgage Bonds. The QQ and RR First Mortgage Bonds were issued to serve as security for the repayment of the Senior Secured Notes under the terms of the QQ and RR Secured Note Purchase Agreement and the Thirty-Fifth Supplemental Indenture dated as of March 1, 2014 to the Indenture, which has been amended and restated by the Amended and Restated Indenture.

D-1

2. Capitalized Lease Obligations: As of June 30, 2014, the Borrower had outstanding the following obligations under Capital Leases:

	Maturity Date	Principal Amt.

Capital Lease Obligations—Building	6/1/21	$19,570
Capital Lease Obligations—Meters	Various	$33,836

3. Hedging Transactions: (as of June 30, 2014)

Amount

Derivatives, at fair value	$5,754

4. Loan Agreements:

a. Loan Agreement dated as of October 1, 2005 by and between the Authority and the Borrower (Secured by II, JJ and KK Bonds), as supplemented and amended by the Supplement and Amendment Agreement dated as of September 24, 2014.

b. Loan Agreement dated as of August 1, 2011, by and between the Authority and the Borrower (Secured by MM, NN and OO Bonds).

c. Credit Agreement dated as of August 29, 2011 by and between the Borrower, the Lenders Party Thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.7

d. Credit Agreement dated May 15, 2014, by and among New Jersey Natural Gas Company, the Lenders Party Thereto, PNC Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and U.S. Bank National Association, TD Bank, N.A. and Santander Bank, N.A., as Documentation Agents and PNC Capital Markets LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers.

[7]	This is an EDA bond liquidity facility with a total commitment of $100,000,000, which is presently held by JPMorgan Chase Bank, N.A. No amounts were outstanding as of June 30, 2014 or are outstanding as of the date hereof.

D-2

EXHIBIT E

CONSENTS AND APPROVALS

1.	Order of the Board Public Utilities dated October 4, 2012, in Docket No. GF12060491

2.	Recordation of the Thirty-Sixth Supplemental Indenture, dated as of September 1, 2014, between New Jersey Natural Gas Company (the “Company”) and U.S. Bank National Association, as trustee (the “Mortgage Trustee”), with the following counties in the State of New Jersey: Sussex, Monmouth, Burlington, Morris, Ocean, Middlesex, Somerset and Passaic.

3.	Filing of the Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement, dated as of September 1, 2014, by and between the Company and the Mortgage Trustee with the United States Securities and Exchange Commission.

E-1

EXHIBIT F

SUBSIDIARIES

NONE.

F-1

EXHIBIT G

HEDGING CONTRACT POLICIES

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Risk Management Policy

Part 1: Overview of Risk Management Policy and Risk Management Committee (RMC)

I.	Objectives of the Risk Management Policy

II.	Operating Guidelines for the Risk Management Committee and Roles and Responsibilities

III.	“Three Office” structure

IV.	Affiliate Transactions

V.	Risk Management Policy Updates

VI.	Risk Management Reports and Updates to Audit Committee and RMC

VII.	RMC -Required Notifications

VIII.	Disciplinary Actions for Violations of the RMC’s Risk Management Policy

IX.	Contracting/Confirmations

X.	New Trader Approval Criteria

Part 2: Wholesale Natural Gas Policy

I.	Overview of NJRES and NJNG’s Natural Gas Business Activities

II.	Overview of NJRES’ Wholesale Natural Gas Business Activities

III.	Overview of NJNG’s Wholesale Natural Gas Business Activities and Incentive Programs

IV.	Business Risks for NJRES and NJNG

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Part 3 – Addendums for Products other than Wholesale Natural Gas

Addendum I – NJR Clean Energy Ventures (NJRCEV) – Electricity and related renewable energy

Addendum II – Foreign Currency Risk Policy

Addendum III - NJNG Retail. Third Party Supplier Program (TPS)

EXHIBITS

Exhibit 1 - Definitions used throughout this Policy and Guidelines.

Exhibit 2 – Wholesale Natural Gas

•	Approved Financial Instruments

•	Approved Futures Commission Merchants (FCM)

•	Approved Exchanges

Exhibit 3 – NJRES and NJNG Transaction Trading Limits for Wholesale Natural Gas. Includes commodity, transportation, storage, and capacity release (with DAF approval).

Exhibit 3A - NJRES and NJNG Wholesale Natural Gas Portfolio Limits

Exhibit 3B - NJRES and NJNG Wholesale Natural Gas Exposure Limits

Exhibit 4A – Contract Approvals - Officer Approval and Signatures required for Non-Tariff Based Wholesale Natural Gas Transactions (CCR’s)

Exhibit 4B – Signature of Tariff Based Storage and Transportation contracts and transactions (DAF’s)

Exhibit 5- Positions Required to sign an acknowledgement of RMC Policy

Exhibit 6 – Summary of reports to be provided at RMC meetings

Exhibit 7 – Hyperlinks to Procedure/Guideline documents that support the RMC Policy but do not require direct RMC approval

Exhibit 8 – History of Revisions to the RMC Policy

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Part 1

Overview of Risk Management Policy and Risk Management Committee (RMC)

I.	Objectives of the Risk Management Policy

The Board of Directors of New Jersey Resources Corporation (“NJR”) has delegated responsibility for the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function to the Audit Committee of NJR’s Board of Directors (“Audit Committee”). The Audit Committee has established and authorized the Risk Management Committee (“RMC”) to develop, implement, and enforce risk management procedures for NJR Energy Services Company (NJRES), New Jersey Natural Gas Company (NJNG) and NJR Clean Energy Ventures (NJRCEV) consistent with NJR’s Risk Management Policy.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

The following NJR Risk Management Policy has been developed in order to fulfill the responsibilities delegated to the RMC by the Audit Committee.

II.	Operating Guidelines for the Risk Management Committee and Roles and Responsibilities

The RMC is comprised of at least five senior management representatives as appointed by NJR’s President and CEO and approved by the Audit Committee.

Currently, the RMC is comprised of six representatives:

1.	EVP & CFO of NJR (RMC Chairperson)

2.	Assistant General Counsel

3.	Director – Treasury Services

4.	Senior Vice President, Regulatory Affairs of NJNG

5.	Senior Vice President and General Counsel of NJR

6.	Treasurer & Corporate Controller

Additionally, other parties may be invited to attend all meetings of the RMC as non-voting but participating members. Internal Audit attends all RMC meetings as a matter of practice.

The RMC will meet at least twice each month. Any member of the RMC may request that a meeting be held. A quorum (consisting of three voting members of the RMC) must be present to conduct an RMC meeting. Under the rare circumstance that a quorum cannot be achieved for a meeting, then the materials for that meeting will be distributed to the RMC members through electronic format and RMC members will be required to acknowledge that they have read and understood all of the materials. All official actions of the RMC will require the affirmative vote of three members of the RMC. The affirmative vote may occur during RMC meetings, or alternatively the RMC may vote through electronic format. Meeting minutes will be prepared for each meeting and will be provided to the Audit Committee, regularly.

RMC roles and responsibilities include:

Roles	Responsibilities
Review and approve each Business Unit’s risk related to trading and/or wholesale credit	To determine if an individual business unit is within senior management’s risk tolerance.

Review reports at each meeting, including potential approval when limits as listed herein are exceeded.	To ensure that business activities are in compliance with the RMC’s policies and if not, are acceptable to RMC.

Discuss new or changing regulatory requirements	Example: Dodd Frank regulations & requirements

At least every two years, approve updated RMC Policy	To ensure RMC policy is updated on a regular basis.

Discuss any RMC Required Notifications	To make sure that all notifications that should be reported to other parties have been reported.

Approve Policy Changes to a business unit	Such as adding wind to NJRCEV

New Product Approval	To evaluate new products or regions of risk that may also have back office, accounting or tax implications

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

RMC has the authority to modify this policy and the exhibits, including trading limits and sign-offs required, at any time.

III.	“Three Office” structure

For oversight, assessment and control of risk, NJR’s organizational structure generally conforms with standard industry definitions of front, middle and back offices. Each of these offices has distinct roles and responsibilities and, since middle and back office provide a significant level of control and policing of the front office’s activities, it reports up through a separate organizational chain of command than the front office.

The front office executes the company’s risk taking and risk mitigation strategies. Front office functions include deal execution, initial capturing and logging of a transaction’s specific terms and conditions, scheduling and nominations. The Front Office reports through the SVP.

The middle office is responsible for maintaining the overall control environment and assessing compliance with the Risk Management Policy. Since front office transactions have the potential to expose NJR to significant market, credit, liquidity and operational risk, the middle office functions include assuring data integrity. This is done primarily through deal validation, confirmations, market and credit risk monitoring and reporting risk data to management, in compliance with this Risk Management Policy.

The back office functions include processes in support of the front office such as settlements and accounting. The back office expands the control environment through reconciliations and financial reporting. The middle and back office reports through the Treasurer and Corporate Controller.

IV.	State of NJ/BPU Affiliate Transactions

The NJR “Code of Conduct” and “Trader Code of Conduct” referenced in Exhibit 7 contain restrictions and prohibitions on certain Affiliate transactions with respect to NJNG. One of the RMC’s responsibilities is to monitor compliance with those restrictions and prohibitions. Of particular note is the prohibition in the Trader Code of Conduct on NJNG entering into any transaction for the purchase or sale of natural gas, transportation, storage or related products or services with any Affiliate without the express prior written consent of the NJR’s Chief Executive Officer (“Affiliate Transactions-NJNG”). On a monthly basis, the RMC is provided with an internal control addendum that includes reports of Affiliate Wholesale Transactions, including any Affiliate Transactions-NJNG.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

V.	Risk Management Policy Updates

The RMC’s Risk Management Policy is intended to be a working document and will be reviewed and updated as needed to reflect the changing business environment encountered by the Business Units related to trading, positions, limits, wholesale credit risk, NJNG incentive programs and other topics specifically addressed by the RMC. However at a minimum, the Risk Management Policy will be reviewed every two years to determine if any substantive changes are required. Any changes to the Risk Management Policy, other than administrative items such as title or personnel changes, will require an affirmative vote of the RMC. Any changes to the policy will be documented as part of Exhibit 8 “History of Revisions,” and if deemed significant enough, communicated to RMC. On an annual basis, the Risk Management Policy will be distributed to all Business Units electronically. Additionally, the departments and positions identified in Exhibit 5 will be required to sign an acknowledgement that they have read and understood the Risk Management Policy annually.

VI.	Risk Management Reports and Updates to Audit Committee and RMC

To provide NJR management with timely and meaningful information to assess the risk exposure of the business units and to ensure that business activities are in compliance with the RMC’s policies, the middle office function will provide various standard reports to the RMC. Exhibit 6 lists the summary of reports that are required to be provided to the RMC at each meeting. The Middle Office may alter the structure, format, etc. of the reports so long as the required information is provided to the RMC. However, eliminating a report will require an affirmative vote by the RMC.

The Chairperson of the RMC or designee will provide a verbal report at each meeting of the Audit Committee summarizing any of the business unit’s activities that affect its risk management profile or risk exposure. Additionally, minutes of all RMC meetings will be provided to the Audit Committee regularly.

The RMC designates the Treasurer & Corporate Controller or designee with the first-line responsibility for monitoring and reporting on the established procedures and trading limits for each Business Unit. As evidence of adherence to these procedures, the reports listed in Exhibit 6 will be provided at RMC meetings.

The individual Business Units operating management has the first-line delegated authority to ensure that the Business Units risks are properly identified, measured, controlled and reported on using these approved reports.

NJR Internal Audit shall perform periodic non-scheduled audits at the discretion of the Vice President of Internal Audit. The results of these audits will be provided to the RMC and the Audit Committee after the individual Business Unit’s management has had the opportunity to review the findings and respond appropriately.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

VII.	RMC -Required Notifications.

Required notifications, which are not necessarily breaches or violations of the RMC Policy, to the RMC and the Audit Committee include but are not limited to the following events:

Issue #	Event	Required Notification from:	Required Notification to	Method of Communication
1	BPU/NJ affiliate and related party transactions	Director Gas Supply	RMC	At RMC meetings

2	Significant market or business environment changes that have occurred or are reasonably expected to occur that would adversely affect a Business Unit’s risk profile.	Business Unit management:	RMC, President and CEO	At RMC meeting and/or email communication to President and CEO

3	There is a $50,000 or greater financial nonperformance of a counterparty or clearing broker.	Credit Dept	RMC (RMC to determine further communication)	Email to RMC members upon observation of non-performance with follow up discussion at RMC meeting

4	There is a change in the fundamental strategy with respect to any of a Business Unit’s business activities, including new commodities, non-US/Canada markets, deal structures.	Business Unit management	RMC, President and CEO	At RMC meetings or via email to RMC members

5	Value of the NJRES forward portfolio.	Front Office	RMC, President and CEO	Regular distribution by email, at least 3X/month

6	NJRES within the month P&L	Front Office	RMC, President and CEO	Regular distribution by email, at least 5X/month

7	There is any incident of trader misconduct	Business Unit management and Mid-Office	RMC (RMC to determine further communication)	Email to RMC members upon observation of incident with follow up discussion at RMC meeting

8	There is a change in any non-public pricing methodology or valuation assumption	Business Unit management and Mid-Office	RMC	At RMC meetings

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

9	Trading occurs on an exchange or of a new product or instrument that is not listed in Exhibit 2.	Business Unit management	RMC (RMC to determine further communication)	Email to RMC members upon observation of incident with follow up discussion at RMC meeting

10	Any identified material failure to comply with the RMC’s Risk Management Policy.	Business Unit management	RMC (RMC to determine further communication)	Email to RMC members upon observation of incident with follow up discussion at RMC meeting

11	NJNG’s FRM Program dollar limitation exceeds the approved limit of $6,400,000.	Director of Gas Supply or Mid Office	RMC (RMC to determine further communication)	Email to RMC members upon observation of incident with follow up discussion at RMC meeting

12	Any change to the limits referenced in the Exhibits	Business Unit management	RMC	At RMC meetings or via email to RMC members

VIII.	Failure to comply with the RMC’s Risk Management Policy

The RMC maintains broad oversight over administration of the RMC Risk Management Policy, including monitoring of compliance by traders with all authorized trading limits established by RMC from time-to-time. In the event a trader fails to comply with the applicable authorized trading limits, the RMC shall review the facts and circumstances of the violation and in its discretion may recommend disciplinary action be taken against the trader, particularly in the event of repeated violations by an individual trader (whether material or not). Recommendation for disciplinary action by the RMC may take the form of directing the trader’s supervisor or business head to verbally warn the trader of the violation or document a formal written warning to be included in the trader’s personnel file.

Notwithstanding the foregoing, all material violations of the RMC Risk Management Policy by any NJR employee shall be reported by the RMC to NJR’s Chief Compliance Officer (Senior Vice President & General Counsel), CFO and CEO.

Irrespective of the actions described above, the RMC retains the right to take any disciplinary action it deems appropriate under the circumstances, whether more or less severe than the disciplinary actions specified in this Section.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

IX.	Contracting/Confirmations

A link to the Contracting guidelines and Confirmations guidelines are referenced in Exhibit 7 and these guidelines are not subject to RMC approval.

X.	New Trader Approval Criteria

In order for a trader to be added to the Approved Trader List, the following criteria must be met. Once documentation has been provided that these criteria have been met, the trader will be added to the Approved Trader List and RMC will be notified. Some of these procedures are in addition to existing HR policies applicable to all employees.

1.	Back ground check both criminal and civil (includes inquiries on SEC/Stock Exchange/FERC judgments) pursuant to “NJR Human Resources Policy and Procedure, Background Checks – Represented and Non-Represented Employees”

2.	Trader Code of Conduct Training

a.	Assistant General Counsel provides to all new traders. This is mandatory before a new trader can be added to Approved Trader List.

3.	Review and acknowledgement of the RMC Policy

Individual Trader Limits shall be at the discretion of the senior management of the Business Unit, but will not equal or exceed the Senior Vice President limits unless RMC gives prior approval. For example, if a Senior Vice President is out of the office for a period of time, they can not delegate their approval authority to someone below a Senior Vice President level without the prior approval of RMC.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Part 2

Wholesale Natural Gas Policy

I.	Overview of NJRES and NJNG’s Natural Gas Business Activities

NJRES is a wholly owned subsidiary of NJR and is engaged in non-regulated marketing and distribution of wholesale energy services and products. NJRES’ business focuses on the optimization and arbitrage of contractual assets, including storage and pipeline capacity, by executing location-spread and time-spread transactions in the physical and financial natural gas markets.

NJNG is a wholly owned subsidiary of NJR and is engaged in providing regulated natural gas energy services to customers located in central and northern New Jersey, as well as, providing other energy-related services throughout various geographic regions in which NJNG has gas transportation and/or storage capacity rights.

As such, both NJRES and NJNG may enter into a variety of physical and financial derivative instruments.

Controls and Risk Parameters for Natural Gas

The establishment of NJR’s risk tolerance is a critical factor in the formulation and execution of the corporate and business unit strategy. Responsibility for determining risk appetite begins with the Board of Directors and is refined and implemented by the actions of the RMC. Once business strategies and risk tolerances are determined, the controls and limitations that support the corporate and subsidiary risk appetites must be designed. NJR’s approach to risk management utilizes multiple control limits that support an integrated methodology.

Approved Instruments – All instruments and products (physical and/or financial) must be approved for use prior to transacting business. New specific instruments and products must be reviewed by Middle Office and approved by the RMC. The currently approved instruments are listed in Exhibit 2.

Delegation of Authority - NJNG and NJRES’ traders have been granted authority to operate within the specific guidelines contained in Exhibit 3 of this policy. However, in order to transact, the relevant contract (such as transport, storage, NAESB, ISDA etc) must be in place prior to executing a transaction.

II.	Overview of NJRES’ Wholesale Natural Gas Business Activities

a.	Commodity - NJRES by design takes minimal fixed price commodity risk. There are certain exceptions related to hedging odd sized lots that may result in minor volumetric differences between the underlying physical position and the hedged transaction. Additionally, NJRES may at times enter into some financial speculative positions. There are a variety of reports used to monitor this open exposure to ensure it does not exceed certain volumetric thresholds identified in Exhibit 3B.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

b.	Transportation and Storage

NJRES may enter into storage and transportation capacity contracts with interstate and intrastate pipelines, storage operators and LDCs. Capacity contracts grant the right but not the obligation to utilize the pipeline or storage capacity for a set volume and a set period of time in exchange for a defined monthly demand charge. NJRES may elect to hedge this capacity through a combination of physical and financial trades. In addition, NJRES may enter into financial basis positions for the express purpose of speculation.

The volumes associated with these capacity contracts and any physical or financial trades designed to either hedge the capacity or used for speculation are all included in the total position calculations and are subject to the limits identified in Exhibit 3 A&B. Any net volumetric difference would be an “open position”.

The volume limits in Exhibit 3A are differentiated between those that require notification to RMC if exceeded, and those that are violations if exceeded.

Also, when obtaining storage capacity, the working capital required for hedging the related commodity must be considered, and approved by the SVP as specified in Exhibit 3.

III.	Overview of NJNG’s Wholesale Natural Gas Trading Activities and Incentive Programs

NJNG has various incentive programs as approved by the BPU. For a description of these programs, see links contained in Exhibit 7.

IV.	Business Risks for NJRES and NJNG

NJRES and NJNG are subject to a number of ongoing business risks. These risks and the RMC’s approved strategies to mitigate these risks are identified below.

A.	Financial Risk –

Documentation for all transactions will be in the appropriate risk management systems.

Use of Financial Instruments - The use of approved financial instruments will be limited to hedging risks in the physical and financial market, except as provided below. For NJNG, these derivative instruments can be used to hedge BGSS or system requirement supply, as well as, for the incentive programs as referenced above. The use of financial instruments for speculative purposes is expressly prohibited at NJNG.

Approved Financial Instruments - Approved financial instruments and exchanges are listed on Exhibit 2.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

B.	Market Risk

Market risk represents the potential change in value that can be caused by unfavorable changes in market variables. These variables include adverse changes in commodity prices and market liquidity and may occur as a result of positions taken by NJRES or NJNG in the market or as a result of market forces outside the control of NJRES or NJNG. For NJNG, Market risk is currently mitigated through the BGSS process; in other words, reasonably incurred gas costs are reflected in the company’s rates. For NJRES, Market risk is mitigated through the trading guidelines below.

General Trading and Exchange Position Guidelines - The RMC has established trading limits set out in Exhibit 3 to mitigate NJRES’ and NJNG’s exposure to risks of adverse changes in commodity prices. At its discretion, management may establish more restrictive limits than those outlined therein. In addition, the RMC may, in its discretion, or at the discretion of the Audit Committee, direct management to reduce any exposure deemed not in the best interest of NJRES or NJNG. The following guidelines apply to all commodity and capacity transactions for NJRES’ and NJNG’s operations.

NJNG Market Exposure - Under the Company’s Off System Sales program, NJNG will make commitments to purchase or sell natural gas via fixed-price or indexed-price, or a combination thereof, or sell transport or storage capacity via fixed price, financial transport basis or physical transport basis.

NJRES Market Exposure - From time-to-time NJRES will make commitments to purchase or sell commodity, storage capacity or transport basis using fixed-price or indexed-price products, and can be either physical of financial in nature, or a combination thereof.

The intent is to match physical delivery and price commitments, while taking into consideration the status of the overall portfolio and allowable risk tolerances.

Margin Limits - The total outstanding margin posted for exchange-traded contracts shall be consistent with the exchange requirements. The outstanding margin balance on each exchange will be monitored daily by the Treasurer & Corporate Controller or designee, who will request additional margin or return margin as required. Margin call requests will be verified by the Front Office or Treasurer & Corporate Controller (or designee). Approval to satisfy margin calls shall be obtained from an officer of the company, consistent with existing wire approval policy. In the event a margin call is made, and an officer of the company is not available, the Treasurer & Corporate Controller or the Credit Department in his absence is responsible for the sending of margin to prevent the forced liquidation of open positions. Approval will be obtained as soon as practical.

C.	Liquidity Risk

Managing Liquidity Risk Market liquidity may limit NJNG’s and NJRES’ ability to execute transactions rapidly at a reasonable price. The lack of market liquidity may make it difficult for

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

NJNG and NJRES to unwind or offset a particular position at or near a previous market price if there is inadequate market depth or a disruption in the market. Because of this risk, the liquidity of certain types of instruments may make them unsuitable in achieving NJNG’s and NJRES’ business objectives. Therefore, the RMC is to consider this risk when approving the suitability of specific financial instruments for use by NJNG and NJRES.

D.	Operational Risk

Operational risk is the exposure to loss due to human error or fraud, or from a system of internal controls that fails to adequately record, monitor and properly account for transactions or positions. In addition to the system of controls and reporting obligations described herein, the Company has implemented the following personnel and system controls to mitigate operational risks.

1.	Personnel - The following protocols have been established to safeguards that RMC Policy is followed:

a.	The SVP, for NJRES, or Senior Vice President, Regulatory Affairs of NJNG will have authority for hiring and approving personnel and their individual trading limits.

b.	Personnel involved in risk measurement, validation, and monitoring have clear independence and autonomy from the trading function. This is accomplished by those individuals reporting directly to the Financial Department.

c.	A control environment exists that ensures the accurate monitoring and reporting of the risks, positions, and profit and loss associated with trading strategies.

d.	All trades that are transacted in the office will be recorded (in the case of telephonic) or retained (in the case of instant messages) to ensure that conversations or instant messages, as applicable, are recorded or kept for evidentiary purposes in the event of discrepancies. Trades that are performed outside of the office will be handled in the same fashion as above when the trader returns to the office. Only specific transaction-related information will be recorded. Tapes or instant messages containing this information will be kept for a period consistent with FERC record retention policy. See Exhibit 7 for NJR’s records retention policy.

e.	To ensure that positions are accurately captured, all transactions must be entered into the appropriate risk capture system on a timely basis. A trade will be considered timely if it is entered on the same business day that it is executed, or for weekend or holiday trades, the next business day.

f.	Each employee is required to sign an annual compliance statement indicating that they have read, understood, and complied with NJR’s Employee Code of Conduct and Risk Management policy. Also, traders will undergo “Trader Code of Conduct” training every year to discuss antitrust, index reporting, FERC compliance and other related issues.

g.	Company representatives directly involved in the trading of natural gas shall not enter into any natural gas transactions for their personal accounts.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

2.	Information System Controls - To minimize operational risk, information systems controls have been established and implemented with the following design feature requirements:

a.	Information systems will be developed and implemented to adequately document, record and measure all of the Company’s business transactions and forward commitments.

b.	Data access will be controlled and security procedures will be implemented to properly control data access and update capabilities.

c.	Information systems will have defined security roles such that only authorized personnel will be allowed to input and modify trades.

d.	Contingency plans will be established with detailed procedures for backup (timely, adequate, off- site rotation to secure location, etc.) of mission-critical applications. Currently the contingency plan is for personnel to operate from their home or the Houston office.

E.	Legal Risk

Legal risk is the risk of loss that results when a contract cannot be enforced or when a counterparty fails to fulfill its contractual obligations. This includes risks arising from insufficient documentation, insufficient authority, uncertain legality, and unenforceability due to bankruptcy or insolvency.

Transaction Documentation - All transactions must be supported by a contract executed by both parties that set-out general terms and confirmations that set up deal specific terms (price, volume, etc). Physical transactions are commonly documented by a NAESB (North American Energy Standards Board) base contract for sale and purchase of natural gas. Financial transactions are commonly documented by an ISDA (International Standards and Derivatives Association) contract. Before new contracts are signed, it must be documented that Legal has reviewed and approved the terms.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

F.	Tax Risk

Tax risk is the financial risk arising from possible misinterpretations or changes in the federal or state tax laws. To minimize this risk, NJR’s tax department monitors federal and state and municipal tax laws affecting NJRES’ and NJNG’s business operations. In addition, NJRES/NJNG Front Office is required to notify NJR’s tax department prior to conducting business in a new tax jurisdiction (i.e., country, federal, state or city).

G.	Credit Risk

Credit risk is the risk of loss as a result of nonperformance by NJNG’s or NJRES’ counterparties pursuant to the terms of their contractual obligations. The loss is the cost of replacing the contract with a new one with identical or similar terms (replacement value) or the amount of money due for physical or financial transaction settlement that was not paid.

The Credit Department is responsible for the credit risk management function and will have clear independence and authority separate from the trading function. The Credit Department’s responsibilities include first-line evaluation of new counterparties, monitoring and reporting credit exposure, reviewing the creditworthiness of counter parties, monitoring the concentrations of credit risk and reviewing and monitoring risk reduction arrangements.

See Exhibit 7 for a link to the Credit Policy for NJRES and NJNG Wholesale Natural Gas for further details on mitigating credit risk.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Addendum I

NJR Clean Energy Ventures (NJRCEV) and its subsidiaries – Electricity and related renewable energy

Objectives of the Risk Management Committee’s Guidelines and Procedures

The Board of Directors of New Jersey Resources Corporation (“Company”) has delegated responsibility for risk management to the Audit Committee of NJR’s Board of Directors (“Audit Committee”). The Audit Committee has established and authorized the Risk Management Committee to develop, implement, and enforce risk management procedures for the Company.

The following policy is intended to supplement the Risk Management Policies presently in place for NJR Energy Services (“NJRES”) to include the Company’s participation in and associated risk management guidelines for electricity and related renewable energy attributes associated with investments in solar and other renewable energy projects. This policy is a working document and will be updated on a periodic basis as conditions warrant.

Responsibility (Overall): It is the responsibility of NJR Clean Energy Ventures (“NJRCEV”) and its subsidiaries (for purposes of the RMC procedure, references to CEV hereinafter include CEV and its subsidiaries) to manage the operational risks associated with the Company’s participation in the renewable energy market as well as engage in any physical electricity transactions to mitigate the market risks associated with electricity generated by NJRCEV assets. It is the responsibility of NJRES to manage the market risks associated with the Company’s participation in the Solar Renewable Energy Credit (SREC), Renewable Energy Credit (REC) markets, and engage in financial electricity transactions to mitigate the market risks associated with electricity and capacity generated by NJRCEV assets. It is the responsibility of the Treasurer and Corporate Controller to ensure compliance with the risk management guidelines, and it is the responsibility of the Risk Management Committee to provide governance and oversight of same.

Overview of Business Activities:

The Company’s current focus is on investing in solar projects in the state of New Jersey but may review solar and other renewable energy investments outside of the state. These projects will include a variety of arrangements which could include but are not limited to the following:

•	The Company may purchase and subsequently operate renewable energy installations in New Jersey or other states.

•	The Company may enter into joint-ventures to construct and subsequently own and operate renewable energy installations in New Jersey or other states.

•	The Company may enter into agreements to construct and subsequently own and operate renewable energy installations for residential customers.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

As a result of these renewable energy projects, the Company may enter into the following types of transactions:

•	Power Purchase Agreements (“PPAs”) – NJRCEV may enter into PPAs with retail end-users of electricity for sale of electricity.

•	Wholesale Physical Electricity Transactions – NJRCEV may enter into wholesale transactions to sell electricity produced by solar installations with a variety of counterparties participating in the PJM Interconnection L.L.C. (“PJM”) market, the regional transmission organization (“RTO”) that administers the wholesale electricity market in New Jersey and the Mid-Atlantic region.

•	Solar Renewable Energy Credits (“SRECs”) or Renewable Energy Credits (“RECs”) – Pursuant to a SREC Services Agreement, NJRCEV has authorized NJRES to create and trade on its behalf all SRECs associated with its solar generating systems, and in the future may authorize NJRES to create and trade RECs on its behalf, and consistent with the performance of those obligations NJRES may enter into transactions to sell SRECs or RECs in the spot or forward markets. These forward transactions may be structured as follows:

•	Unit contingent forward sales of SRECs or RECs wherein the Buyer agrees to purchase all output produced from the solar or other renewable generating facilities without a minimum commitment

•	Unit firm forward sales of SRECs or RECs wherein the Seller must guarantee the amount that will be produced from the solar or other renewable generation facilities

•	Capacity – NJRCEV may enter into transactions for the sale of capacity; either bilaterally or to PJM directly.

•	Financial Hedging – NJRES may enter into exchange-traded or over-the-counter (“OTC”) transactions to economically hedge NJRCEV’s exposure associated with SRECs.

A more complete listing of the approved products and trade types is included as part of Appendix A to this Policy.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, NJRES IS NOT AUTHORIZED TO PURCHASE OR SELL PHYSICAL ELECTRICITY OR PHYSICAL ELECTRIC CAPACITY IN ANY FORM WITHOUT THE EXPRESS PRIOR APPROVAL OF THE RISK MANAGEMENT COMMITTEE AND THE LEGAL DEPARTMENT.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

NJRCEV SHALL ENSURE THAT ALL OF ITS GENERATORS MEET THE REQUIREMENTS FOR A QUALIFYING FACILITY (QF) AS ESTABLISHED BY THE FERC’s RULES AND REGULATIONS SET FORTH IN TITLE 18, CODE OF FEDERAL REGULATIONS, PART 292, SUBPART B, SECTION 292 ET SEQ. AND THAT ITS GENERATORS ARE CERTIFIED AND MAINTAINED AS SUCH. ALL ENERGY SALES OF ELECTRICITY AND CAPACITY GENERATED BY NJRCEV GENERATORS MUST BE TRANSACTED BY NJRCEV IN ITS OWN NAME.

Systems:

There are several systems used in the tracking of inventory, exposure, and valuation of electricity and related renewable energy attributes. A brief description of these systems is as follows:

Generation Attribute Tracking System (“GATS”): The GATS system is maintained by PJM Environmental Information Services (“PJM EIS”) and is used to track the production, inventory amounts, and transfers of SRECs and RECs associated with the production of solar and other renewable electricity, respectively.

Trade Execution Platforms:

There are several trade execution platforms that exist to facilitate the sale of SRECs and RECs. These platforms will be evaluated on a case by case basis, and added to the list of approved platforms. The Treasurer and Corporate Controller will be responsible for approving trade execution platforms.

Hedge Objectives:

One of the Company’s principal objectives is to enter into forward sales of SRECs and RECs, particularly to eliminate the market risk associated with projected declining value of SRECs in relation to the SREC values used at the time of the investment evaluation. However, since the market for SRECs is illiquid past the last NJ Basic Generation Service (“BGS”) auction the Company’s ability to transact into future time periods will be limited. As such, there may be future periods where there is exposure to market price risk.

Prior to execution of any SREC or REC deal, NJRES will need to seek approval of the pricing points from the Vice President, NJRCEV.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Approved products and Authority Limits:

A key component of any risk policy is maintaining a list of the products that are approved by RMC for trading and the transaction level authority limits. The RMC is responsible for approving products (e.g., SRECs, RECs electricity, etc.) and trade types (e.g., forwards, swaps, options, etc.). The approved product listing will also include transaction level authority limits that will specify the following for each:

•	The transaction limits shall be defined by title(s).

•	Volumetric limits

•	Notional amount (Dollar limits)

•	Term limits (defined by the length of the contract)

•	Duration limits (defined by the length of the contract including the start date)

•	Below is a complete list of the approved products, trade types, and associated limits: TBD

Portfolio Limit

For purposes of this policy, the portion of expected SREC (and REC) output for all operating commercial and residential systems that is hedged shall not be less than 60% of the total for the current and following two full energy years. However, this portfolio guideline can be altered, either temporarily or permanently, by the express written consent of the CEO or CFO of New Jersey Resources.

Risk Monitoring and Reporting Responsibilities:

The following guidelines and reporting requirements have been established to provide the RMC with timely and meaningful information to assess the risk exposure of the Company in the area of renewable electricity and to ensure compliance with the guidelines.

Independent Monitoring:

Management is to ensure that there is adequate segregation of duties between the functions of Front, Middle, and Back offices. Personnel involved in risk measurement, validation, monitoring and reporting are to have the appropriate competencies in understanding the monitored activity and clear independence and autonomy from the trading function. The roles and responsibilities of the various functions are further defined as follows:

Front Office – The Front Office is responsible for transaction execution and as such will be accountable for structuring retail and wholesale power purchase agreements, the sale of renewable electricity attributes and other commercial activities. The NJRCEV business development team will have responsibility for negotiating and entering into these electricity sales agreements, as well as reporting generation information to PJM EIS.

Mid-Office – The Mid-Office will be responsible for monitoring compliance with the risk policy, validating positions, providing exposure reports.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Back Office – In addition to the settlement and accounting activities normally performed by the Back Office, the group will be responsible for the following activities related specifically relating to the electricity business:

•	Establishing generation facilities in the GATS system

•	Validation of generation information reported to PJM EIS

•	Reconciliation of the SREC and REC inventory on a monthly basis

•	Transfer/scheduling of SRECs and RECs in the GATS system

As a requirement of this Policy, specific procedural documentation will be maintained separate from this document.

Internal Audit is to perform periodic non-scheduled audits. The results of these audits will be provided to the RMC and the Audit Committee after Management has had the opportunity to review the findings and respond appropriately.

Required Reporting:

The following reports will be provided to the Risk Management Committee:

Electricity Exposure: If any, a report that details the Company’s future expected electricity generation, hedges against that electricity (physical or financial), the resulting exposure and percent hedged.

SREC and REC Exposure: If any, a report that details the Company’s current inventory and future expected SRECs and RECs, hedges against the SRECs and RECs (physical or financial), the resulting exposure, and percent hedged.

SREC and REC Inventory: If any, a report that details the Company’s inventory of SRECs and RECs, commitments against that inventory (committed transfers), and any unsold inventory.

In addition to the reports above, the effects of electricity and renewable energy attributes will be separately identified in other Risk Management Reporting including credit, VAR, and other such items as may be necessary.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Addendum II

Foreign Currency Risk Policy

Objectives of the Risk Management Committee’s Guidelines and Procedures

The Board of Directors of New Jersey Resources Corporation (“Company”) has delegated responsibility for risk management to the Audit Committee of NJR’s Board of Directors (“Audit Committee”). The Audit Committee has established and authorized the Risk Management Committee to develop, implement, and enforce risk management procedures for the Company.

The following policy is intended to supplement the Risk Management Policies presently in place for New Jersey Natural Gas (“NJNG)” and NJR Energy Services (“NJRES”). This policy is a working document and will be updated on a periodic basis as conditions warrant.

Foreign Currency Risk: The risk of an unanticipated movement in the value of foreign currencies relative to the value of the US dollar that could have a material adverse impact on the financial results of the Company.

Responsibility: It is the responsibility of the Treasurer & Corporate Controller to manage the foreign currency risks of the Company. It is the responsibility of the Treasurer and Corporate Controller to ensure compliance with the Risk Management guidelines.

Overview of Business: The Company’s principal wholesale marketing subsidiary, NJRES, engages in the purchase and sale of natural gas, storage, and transportation services in the United States and Canada.

The Company may be exposed to foreign currency risk as a result of the following:

NJRES may enter into transportation or storage service agreements that obligate the Company to future payments or receipts of demand charges that are denominated in a currency other than US dollar. The Company is exposed to fluctuations in the exchange rates from the date of contract execution to the dates of the respective demand payments.

NJRES may enter into forward transactions, either financial or physical, that settle in a currency other that the US dollar. The Company is exposed to the fluctuations in the rate of exchange from the date of trade execution to the date of trade settlement.

NJRES may enter into spot purchases or sales of physical natural gas that settle in a currency other than the US dollar. The Company is exposed to fluctuations in the rate of exchange from the date of trade execution to the date of trade settlement.

NJRES may purchase gas for injection into a natural gas storage facility. The purchase of natural gas may be in the same foreign currency. To the extent that the inventory is not hedged with a sale in the foreign currency, the Company is exposed to fluctuations in the rate of exchange of the value of the inventory.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Modifications to this Policy may be made by the Treasurer and SVP at any time, and presented to the Risk Management Committee for approval.

Systems:

A brief description of the systems that will support the hedging program as follows:

GMS: The GMS system is used by NJRES and NJNG in the tracking, monitoring, settlement, and other core functions in their gas portfolio. This system will be used to supply the transactional data that will support some of the risk reporting.

Bloomberg Terminal: This system may be used in the independent valuation of the foreign currency derivatives that the Company utilizes.

Aligne: Used as NJRES’ and NJNG’s risk measurement system.

Exposure Limits: As it is the objective of the Company to minimize the risks of foreign currency fluctuations in a cost effective manner, hedging on a forward basis will be performed based on the tenor and notional value of the commitment as follows:

Spot/Next Month Purchase/Sales of natural gas and associated GST – These items are monitored daily and will be discussed with the Treasurer & Corporate Controller and whether to hedge the exposure or not.

Storage/Pipeline demand charges and associated GST – These items are monitored daily and will be discussed with the Treasurer and SVP and whether to hedge the exposure or not.

The Company’s foreign currency hedging program will minimize, but not eliminate potential gains and losses associated with transacting in foreign currencies. The reasons for this include, but are not limited to:

•	Transactions may exist that are not large enough to qualify for hedging as it would be inefficient from a cost perspective to do so

•	Fluctuations in the exchange rate between when the Company executes transactions that qualify for hedging and the timing of the Company’s hedging transactions

•	The inability to exactly match the notional value of the hedge items with the hedging transactions

Cumulative results of the hedging program are reflected in monthly and year to date financial statements.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Approved Instruments: The Treasurer & Corporate Controller is authorized to use the following instruments to hedge the risks associated with foreign currency, consistent with any restrictions and requirements on the use of those instruments found elsewhere in this Policy:

Spot purchases / sales

Short term deposits

Forward purchase/sales

Options

While an approved instrument under this policy, any hedging strategy that uses options must be presented to the Risk Management Committee for approval prior to execution.

Approved Institutions: The Treasurer & Corporate Controller is authorized to use the following institutions for hedging foreign currency risk:

Bank of Nova Scotia

TD Bank

PNC Bank

JP Morgan

Delegation of authority:

For purposes of executing the transactions authorized under this policy, the following limits apply to each individual transaction used in hedging foreign currency:

Term		Notional Value		Approval
<3 years	and	<$	5,000,000	Treasurer & Corporate Controller
3 - 5 years	and		$10,000,000	CFO
5 - 10 years	and		$15,000,000	RMC
>10 years	and	>$	15,000,000	CEO

Required Reporting:

The following reports will be provided to the Risk Management Committee:

Foreign Currency Exposure: If any, a report that details the Company’s future known foreign currency denominated inflows and outflows, foreign currency hedges, and the resulting net exposure.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Addendum III

NJNG Retail

Third Party Supplier Program (TPS)

Overview:

As a result of deregulation, third parties are able to supply natural gas commodity to NJNG’s customers. This change presents some potential credit and operational risks.

Responsibility (Overall): It is the responsibility of the NJR Credit/Treasury group to monitor the credit risk associated with third-party suppliers. It is the responsibility of the Supplier Relations group to track the collection of funds from the suppliers and it is the responsibility of NJNG’s scheduling group to monitor balancing of natural gas for each supplier.

In order for a Supplier to be approved on NJNG’s system, several requirements need to be met. First, they must have provided all appropriate documents as per NJNG’s tariff. Second, after all required documents are in place the credit department will provide a credit analysis/evaluation to determine creditworthiness of a supplier. If the Supplier is not deemed worthy of receiving unsecured credit they are required to post collateral. Acceptable forms of collateral include cash, letter of credit or a parental guaranty acceptable to NJNG. After these two requirements have been met, the Supplier is approved to conduct business.

The credit department will also perform a quarterly review of all suppliers to make sure the appropriate collateral is in place and confirm the credit status of the supplier is still within guidelines.

The supplier relations group sets up suppliers in all the appropriate company systems. This group is also responsible for collection of funds from the suppliers and provides updates through e-mail when a supplier is in arrears. If a supplier is in arrears, that Supplier’s credit and/or collateral amounts will be reviewed. If NJNG’s exposure exceeds the credit/collateral, an increase in collateral is requested. If the third party supplier objects to this request, NJNG can request that they deliver more gas to the citygate.

The NJNG scheduling group is responsible for the balancing of natural gas in the NJNG system for each supplier. This group runs monthly reports to determine if there are any volumetric or dollar balancing differences by supplier. Shortages can be created by several factors including colder weather (and therefore higher-than-expected customer usage), under-deliveries by the Supplier and price changes used to measure dollar exposure. Any deficiencies are addressed by either requesting the suppliers to provide more gas to NJNG’s system or requesting additional collateral.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 1

Definitions

These definitions are applicable to the entire document.

“Affiliate” means in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity, directly or indirectly, under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person. For this purpose, “person” means all corporations, business trusts, associations, companies, partnerships, joint ventures and any other entities.

“Affiliate Transactions-NJNG” means, for the purposes of this RMC policy, any transactions between NJNG and any NJR Affiliate.

“Assistant General Counsel” means Bill Scharfenberg who is Assistant General Counsel in the Legal Department with primary responsibility for reviewing Wholesale Transactions

“Audit Committee” – NJR’s Board of Directors.

“Business Unit” - A subsidiary of NJR that is covered under the RMC’s Risk Management Policy. This includes NJRES wholesale gas, NJNG wholesale gas, and NJRCEV.

“CCR” means the Counterparty Change Request Form included on Exhibit 7.

“Company” means NJR and its affiliates, including, but not limited to NJNG and NJRES

“Credit Department” means Manager-Treasury and Risk and Credit Analyst

“Credit Analyst” means Kevin O’Dea who is the Credit Analyst in Treasury

“Credit Support Annex” means the Credit Support Annex published by the International Swaps and Derivatives Association, Inc.

“Credit Policy” means the Credit Policy for Regulated and Unregulated Transactions contained in Part 2 Section IV.

“Deal Approval Form” means the Deal Approval Form as shown on Exhibit 7.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

“Debtor(s)” means any Trading Partner making a request for credit or approved for credit by NJR.

“Director Gas Supply” means Jayana Shah who is the Director of Gas Supply for NJNG

“Director – Treasury Services” means William Foley who is Director of Treasury Services of NJR.

“EVP & CFO” means Glenn Lockwood who is the Executive Vice President and Chief Financial Officer of NJR

“EVP & COO NJNG” means Kathy Ellis who is the Executive Vice President & Chief Operating Officer of NJNG

“FCM” – Futures Commission Merchants as defined in Exhibit 2.

“GISB Contract” means the Base Contract for the Short-Term Sale and Purchase of Natural Gas published by the Gas Industry Standards Board

“GMS” means the Gas Management System

“IAD” means the Internal Audit Department

“ISDA” means the Master Agreement published by the International Swaps and Derivatives Association, Inc.

“Manager, Derivative Accounting” is Chris Bray who is the Manager, Derivative Accounting in WMOS

“Manager – Training T&E & Systems NJNG” means Kathy Ferreira who is the Manager of Training Transportation & Exchange Analyst and Systems for NJNG

“Manager-Treasury and Risk” means Dennis Veltre.

“Managing Director-Financial Trading” means Sean Annitto who is Managing Director-Financial Trading in NJRES.

“Managing Director-Energy Trading” means Tim Shea who is Managing Director of Energy Trading in NJRES.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

“Moody’s” means Moody’s Investor Service, or an equivalent rating by any successor rating agency.

“NAESB Contract” means the Base Contract for the Sale and Purchase of Natural Gas published by the North American Energy Standards Board, Inc.

“Net Exposure” means at any point in time, the total dollar amount owed to Company by Debtor for Company services or products, less the total dollar amount owed by Company to Debtor for Debtor products or services whether under the same or different agreements.

“NJNG Tariff” means the natural gas tariff of NJNG approved and on file with the New Jersey Board of Public Utilities.

“NJR” means New Jersey Resources Corporation.

“Prompt month” means upcoming month.

“President and CEO” means Larry Downes of NJR

“Repetitive Contracts” (See Exhibit 4B) are entered into with certain pipelines/storage counterparties that require a new contract to be signed each time a transaction is entered into instead of just a transaction confirmation.

“Reporting Party Agreements” means the Dodd-Frank Act Representations and Reporting Amending Agreement that provides information required under Dodd Frank including which party reports for swap transactions.

“Risk Control” means Treasurer & Corporate Controller or designee

“RMC” - New Jersey Resources Corporations’ Risk Management Committee comprised of five members appointed by the President and CEO as further defined in this Risk Management Policy.

“S&P” means Standard & Poor’s Ratings Services, or an equivalent rating by any successor rating agency.

“Seasonal” means in relation to a deal term the periods Apr-Oct (Summer) period or Nov-Mar (Winter) period.

“Security” means security given to Company in support of a Debtor’s Credit Limit as provided under the Credit Policy.

“Senior Officers of a Business Unit” include V.P. or above for a Business Unit.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

“Senior Vice President, Regulatory Affairs of NJNG” means Mark Sperduto who is the Senior Vice President, Regulatory Affairs of NJNG

“Spot month” means current month.

“SREC” means Solar Renewable Energy Credit. See Addendum I

“SVP” means Steve Westhoven who is the Senior Vice President of NJRES

“SVP & General Counsel” means Mariellen Dugan who is the Senior Vice President and General Counsel of NJR

“Tax Manager” means Bob Walsh who is Tax Manager of NJR

“T&E” means the Transportation and Exchange analysts.

“TPS” means Third Party Supplier for NJNG retail

“Trader(s)” means the NJNG and NJRES employees included on the List of Approved Traders and their trading limits, which has a hyperlink from Exhibit 7

“Trading Partner(s)” or “Counterparty” means any vendor(s) and/or customer(s) selling or buying natural gas or related products or services, including financial risk management products or services, to or from the Company in the wholesale market under a GISB or NAESB Contract, ISDA or other agreement

“Transaction Confirmation” (see Exhibit 4B) is a confirmation of the specific transaction once an umbrella contract has been signed. An entire contract does not need to be signed each time a specific deal is done. For tariff contracts, these could be Exhibit A, Request Order, PALS Request Order Form etc. For non –tariff NAESB’s, these are generally called Transaction Confirmations.

“Treasurer & Corporate Controller” means Patrick Migliaccio who is Treasurer as well as Corporate Controller of NJR.

“Vice President of Internal Auditing” means George Smith who is the Vice President of Internal Auditing of NJR Service Corporation

“VP NJRES” means Ginger Richman who is the Vice President, Energy Services for NJRES

“Wholesale Transaction” includes:

1.	contracts for the wholesale purchase and sale of natural gas including, but not limited to, physical and financial transactions typically entered into under industry standard contract forms such as the North American Energy Standards Board, Inc. Base Contract for Sale and Purchase of Natural Gas or the International Swaps and Derivatives Association, Inc. Master Agreement, respectively;

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

2.	tariff-based agreements for the purchase of gas transportation or storage services and related non-tariff based precedent agreements;

3.	credit agreements such as guaranties and letters of credit provided or received in support of agreements entered into under 1 and 2, above;

4.	confidentiality agreements related to agreements entered into under 1 and 2, above; and

5.	other arrangements related to the unregulated wholesale energy businesses of the “Company” (defined to include NJR and its affiliates).

“WMOS” means the Wholesale Midstream Operations Support department in NJR Service Company

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

EXHIBIT 2

APPROVED FINANCIAL INSTRUMENTS, FUTURES COMMISSION MERCHANTS (FCM)

AND EXCHANGES for Wholesale Natural Gas

1.	Approved Financial Instruments

NJRES

Approved Financial Instruments for NJRES include all natural gas financial derivative contracts that can be transacted. These types of derivatives include, but are not limited to:

•	Futures Contract - Price for a commodity contract to buy or sell in the future. As it relates to natural gas, one Chicago Mercantile Exchange (CME) futures contract is 10,000 dt/day at Henry Hub. InterContinental Exchange (ICE) also has futures contracts for various products at various volume levels. NJRES and NJNG buy/sell (or “clear”) futures contracts through a Futures Commission Merchant (FCM). Futures contracts close out on the last three business days prior to the end of the previous month. When closing out, you may either close out financially or take physical possession of the gas.

•	Options - a transaction in which one party grants to the other party (for a premium payment) the right, but not the obligation, to purchase (call) or sell (put) at a specified strike price

•	Commodity Option - to put or call a specified quantity of a commodity futures contract at a specified strike price

•	Weather Option - to put or call a specified quantity of a commodity for a specified price based on agreed upon factors (such as temperature).

•	Basis Swap - A transaction in which one party pays periodic amounts of a given currency based on a floating rate (usually NYMEX +/- basis rate) and the other party pays periodic amounts of the same currency based on another floating rate (usually an index such as Inside FERC), with both rates reset periodically.

•	Commodity (Fixed) Swap - A transaction in which one party pays periodic amounts of a given currency based on a fixed price and the other party pays periodic amounts of the same currency based on a floating price of a commodity, such as natural gas, based on an index price.

•	Swing Swap – A transaction whereby one party pays a fixed price, usually based on the settlement of an index price for a period, usually a month, and the other party pays a floating price for each day of the transaction.

NJNG

Approved Financial Instruments allowed to trade are limited to:

•	Futures Contract

•	Options

•	Commodity Option

•	Weather Option

•	Basis Swaps

•	Commodity (Fixed) Swaps

•	Swing Swaps

No Currency Swaps are authorized for NJNG.

For FRM, only options are approved. No naked options, futures contracts or swaps are authorized.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

2.	Approved Futures Commission Merchants (FCM):

NJRES

JP Morgan Securities LLC

Macquarie Futures USA Inc.

Mizuho Securities USA Inc.

NJNG

JP Morgan Securities LLC

Macquarie Futures USA Inc.

Mizuho Securities USA Inc.

Newedge Financial Inc.

3.	Approved Exchanges:

New York Mercantile Exchange (NYMEX owned by CME) – via an FCM

Chicago Mercantile Exchange (CME) - via an FCM

Intercontinental Exchange (ICE) - Direct trade

Natural Gas Exchange (NGX) - Direct trade

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 3

NJRES and NJNG Transaction Trading Limits for Wholesale Natural Gas

NOTE: For all of these trading approval limits, RMC must approve any changes to approval levels noted here. There are additional approval levels below the SVP and Senior Vice President, Regulatory Affairs of NJNG levels that will be administered by Energy Services. A link to this document titled “Individual Transaction Trading Limits for Wholesale Natural Gas for NJRES & NJNG” is in Exhibit 7

Commodity Deal Limits (Term/Duration AND Total Volume apply):

Term / Duration	Total Volume	NJRES Approval	NJNG Approval
Up to and including 3 Years *	Up to 1⁄2 of volume in Exhibit 3A*	SVP or designee	Senior Vice President, Regulatory Affairs of NJNG or designee
>3 up to and including 5 Years	> 1⁄2 of volume in Exhibit 3A*	Treasurer & Corporate Controller/EVP & CFO	Treasurer & Corporate Controller/EVP & CFO
> 5 Years		President and CEO	President and CEO

*	If less than 1 month, no matter the volume, no approval is needed per this RMC policy, but see note above for Individual Transaction Trading Limits.

Term = length of transaction

Duration = period between trade date to end of transaction

NOTE: All paper confirmations (not generated through GMS), must have Deal Approval Form and sign-off as per the following table.

Deals involving demand fees related to Transport, Capacity Release, Storage, PAL and Producer Services – approved on Deal Approval Form

Term-(evergreen does not count towards term approval)	Demand $	Approval NJRES	Approval NJNG
> Seasonal up to and including 5 years	Over $1MM & up to & including $5MM	SVP	Senior Vice President, Regulatory Affairs of NJNG
>5 up to and including 10 years	> $5.0 MM	Treasurer & Corporate Controller/EVP & CFO	Treasurer & Corporate Controller/EVP & CFO
>10 years and/or All Affiliate Transactions-NJNG regardless of $ amount	> $ 15.0 MM	President and CEO	EVP & COO NJNG, President and CEO

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 3 A

NJRES and NJNG Wholesale Natural Gas Portfolio Limits

NJRES open basis positions are subject to the following volumetric limits:

	Notification Limit	Violation Limit
Region	+/- Dths/ per day	+/- Dths/ per day	Months
Northeast Market Area	80,000	96,000	All
Appalachia/Storage	200,000	240,000	All
Mid-Continent	200,000	240,000	All

Total App/Mid-Con	400,000	480,000	All

Gulf	250,000	300,000	All
STX, ETX, WTX	125,000	150,000	All
West	100,000	120,000	All

Total Gulf/Texas/West	425,000	510,000	All

NJNG has established a target range of gas available through storage as of October 31 each year. Of that quantity, a certain portion will be included in the Storage Incentive Program. Note that this does not include fuel volumes. The total volumes to be hedged as part of the Storage Incentive Program will be purchased in a pro rata fashion. The Storage Incentive program does not specify a starting date to begin hedging. NJNG has the ability to increase the volume for any new incremental storage capacity that is added to the portfolio.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 3 B

NJRES Wholesale Natural Gas Exposure Limits

NJRES manages net fixed price commodity price exposure at the enterprise level. RMC notification if the aggregate of unhedged storage inventory (gas in storage), daily net cash spot month positions, net unallocated futures and swaps, short fixed price commodity options and any other unhedged fixed price natural gas commodity position exceeds (+/-) 3% of the total size of the storage and park and loan portfolio. The portfolio will be defined as the highest monthly total volume over a rolling future 12 month period.

Long commodity option volumes are not considered fixed price commodity exposure.

RMC notification if the total aggregate profit and loss dollars from closed positions, total net option premiums and mark to market of existing positions exceeds 3% of NJRES projected Financial Margin for any fiscal year.

The maximum amount of firm storage and park & loan potential capacity will not exceed 75 Bcf without prior approval from RMC.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 4A

Approval and Signatures of Non-Tariff Based Wholesale Transactions- approved on CCR

Description	Document	NJRES Approved Signatures/Back- up Signatures	NJNG Approved Signatures/Back- up Signatures

Non-tariff based Other than NJR-Issued Guarantees	Contract signature (NAESB, ISDA, SREC, Confidentiality Agreements etc)	SVP or VP NJRES	Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG

Non-tariff based Other than NJR-Issued Guarantees, Confidentiality Agreements or Reporting Party Agreements	CCR sign-off for NAESB’s, SREC’s & ISDA’s (not Confidentiality or Reporting Party Agreements). SREC’s only also require Managing Director Financial Trading	Assistant General Counsel then Manager-Treasury and Risk then SVP or VP NJRES* then Treasurer & Corporate Controller	Assistant General Counsel then Manager-Treasury and Risk then Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG* then Treasurer & Corporate Controller

Confidentiality Agreements and Reporting Party Agreements	CCR sign-off	Assistant General Counsel then SVP or VP NJRES *	Assistant General Counsel then Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG *

Non-tariff based Other than NJR-Issued Guarantees	Deal Confirmation for NAESB/GISB/ISDA	Trader	Trader

Guarantees issued by NJR	NJR Guaranty	EVP & CFO or Treasurer & Corporate Controller	Usually not applicable but if required EVP & CFO or Treasurer & Corporate Controller

Guarantees issued by NJR	CCR	Assistant General Counsel, Manager-Treasury and Risk then EVP & CFO*	Usually not applicable but if required Assistant General Counsel, Manager-Treasury and Risk Then EVP & CFO*

Guarantees issued by Counterparty	Counterparty Guarantees requiring NJR signature	SVP or VP NJRES	Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG

Guarantees issued by Counterparty	CCR for Counterparty Guarantees requiring NJR signature	Assistant General Counsel, Manager-Treasury and Risk	Assistant General Counsel, Manager-Treasury and Risk

Guarantees issued by Counterparty	CCR for Counterparty Guarantees not requiring NJR signature	Assistant General Counsel, Manager-Treasury and Risk	Assistant General Counsel, Manager-Treasury and Risk

Confidentiality Agreements	CCR	Assistant General Counsel then SVP or VP NJRES	Assistant General Counsel then Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG

*	Note that CCR does not need to be signed by signatory party in addition to signing the document itself. A note on CCR will refer to the signature on the document.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

EXHIBIT 4B

Signature of Tariff Based Storage and Transportation contracts and transactions

The majority of pipeline/storage counterparties require electronic signatures on their contracts and transaction confirmations; however some counterparties require hard copy original signatures. Some pipelines/storage counterparties require a new service agreement contract to be signed each time a transaction is entered into (“Repetitive Contracts”) Others only require a confirmation of the specific transaction once an umbrella contract has been signed (Exhibit A, Request Order, PALS Request Order Form etc.) which are referenced below as Transaction Confirmations.

Description	Document	NJRES Approved Signatures	NJNG Approved Signatures

Counterparty requires electronic signature	Tariff based Transportation or Storage type contracts – Umbrella contracts that may have no specific transaction under it when signed)	NJRES T&E*	NJNG T&E*

Counterparty requires electronic signature	Repetitive Contracts and Transaction Confirmations, as defined above	NJRES T&E*	NJNG T&E*

Counterparty requires hard copy original signatures	Tariff based Transportation or Storage type contracts – Umbrella contracts that may have no specific transaction under it when signed)	VP NJRES/SVP	Senior Vice President, Regulatory Affairs of NJNG or EVP & COO NJNG

Counterparty requires hard copy original signatures	Repetitive Contracts and Transaction Confirmations, as defined above	Managing Director-Energy Trading**, Managing Director Financial Trading**, VP NJRES or SVP	Director Gas Supply** or Senior Vice President, Regulatory Affairs of NJNG

*	May electronically sign contracts but must have a DAF showing approval through the level required if it had been an original hard copy signature.
**	May only sign contracts up to their deal approval limit on the “List of Approved Traders with Trading Limits”. See Exhibit 7 for this limit.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 5

Positions Required to sign an acknowledgement of RMC Policy

The departments and positions identified in this Exhibit 5 will be required to sign an acknowledgement that they have read and understood the RMC Policy.

Department	Position
Energy Services	NJRES & NJNG Traders, T&E and analysts.

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

EXHIBIT 6

Reports to be provided at each RMC Meeting

•	NJRES - Current P&L value of storage and basis books by fiscal year

•	NJRES - Summary of basis positions (volumes) and compliance with volumetric limits

•	NJRES - Current month P&L value

•	NJRES - Compliance with storage, cash trading and futures/options volumetric limits summary

•	NJRES and NJNG - Storage and basis financial hedges (dollar and volumes)

•	NJNG - BGSS status

•	NJNG – Hedging status

•	NJNG – Incentive programs

•	NJRES and NJNG – Credit compliance and exposure

•	CEV – SREC exposure and hedging status

•	Foreign exchange exposure summary

•	Prior rolling 12-month option summary

•	Internal control deal compare report

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

Exhibit 7

Procedure/Guideline documents that support the RMC Policy but do not require direct RMC approval

Document	Location/hyperlink

Code of Conduct - New Jersey Resources Corporation Code of Conduct for all Business Unit employees.	Copies distributed periodically in hardcopy and through training to all Business Unit employees. Available online at: http://investor.njresources.com/documentdisplay.cfm?DocumentID=5724

Code of Conduct – Wholesale Natural Gas - Governing Wholesale Natural Gas Buying and Selling and the Reporting of Trade Data for Index Development Purposes

Copies distributed periodically in hardcopy and through training to Energy Services employees. Available online at:

http://files.shareholder.com/downloads/NJR/2761815903x0x295011/32631021-6cbc-413d-a21e-47a397381ea3/NJR_WebDoc_5726.pdf

Confirmation Policy & Procedures	G:\GASWHOLE\Procedures\RMC\Confirmation Policy and Procedures - Final.docx

Contract Procedures for Wholesale Transactions	G:\GASSALES\Contract\Contract Masters\RMC Policies and Procedures\Contracts Policy Draft.docx

Counterparty Change Request Form (CCR)	G:\GASSALES\Contract\Contract Masters\CCR - Counterparty Change Request Form std 7-22-11.xls

Credit Policy for NJRES and NJNG Wholesale Natural Gas	Credit Policy for NJRES and NJNG Wholesale Natural Gas.docx

Deal Approval Form (DAF) NJRES	G:\GASSALES\Contract\Contract Masters\NJRES Deal Approval Form 4-14-11.doc

Deal Approval Form (DAF) NJNG	G:\GASSALES\Contract\Contract Masters\NJNG Deal Approval Form 4-14-11.doc

IM and Phone Recording Procedures for Energy Services – T&E	G:\GASWHOLE\Procedures\Nominations\Current Procedures\IM & Phone Recording Policy T&E.docx

IM and Phone Recording Procedures for Energy Services – Traders	G:\GASWHOLE\Procedures\Trading\IM & Phone Recording Policy Traders.docx

List of Approved Traders with Trading Limits (Does not require RMC approval as long as all criteria has been met)	G:\GASWHOLE\Procedures\RMC\List of Approved Traders with Trader Limits(no RMC approval needed).doc

New Jersey Resources Corporation

Risk Management Committee

Risk Management Policy

Last updated 2-6-14

NJNG Incentive Programs - Description of NJNG’s Off System sales, Capacity release, and Storage Incentive programs that NJNG administers and are subject to NJ Public Utilities Commission review and approval	NJNG Incentive Programs 1-26-13.doc; NJNG OSS cap release incentive programs 5-6-13.docx

NJNG Financial Risk Management (FRM) Program	FRM-Financial Risk Management Program.doc

Records Retention Policy from Legal	http://wall-moss-01/policyprocedure/All%20Companies/Records%20Management%20Admin%2029%20-%20NJ%20Resources%20RRS.pdf

Exhibit 8

History of Revisions to the RMC Policy

Version	Date	Revision

[TO BE PROVIDED]

EXHIBIT H

PERMITTED RELATED BUSINESS OPPORTUNITIES

NONE.

H-1